Exhibit 1

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SALE AND PURCHASE AGREEMENT

REGARDING THE SALE AND PURCHASE

OF ALL SHARES IN NUKEM ENERGY

GMBH

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SALE AND PURCHASE AGREEMENT

by and among

Advent Energy S.à r.l. with registered offices in Luxembourg and registered with the Commercial and Companies Register (Registre de Commerce et des Sociétés) of Luxembourg under No. B 112512

(Seller 1)

Energie Beteiligungs-Management MEP GmbH & Co. KG with registered offices in Hamburg and registered with the Commercial Register (Handelsregister) of the Lower Court (Amtsgericht) of Hamburg under HRA 105490

(Seller 2)

Energie Beteiligungs-Management UK MEP GmbH & Co. KG with registered offices in Hamburg and registered with the Commercial Register (Handelsregister) of the Lower Court (Amtsgericht) of Hamburg under HRA 105446

(Seller 3)

(each a Seller and collectively the Sellers),

Kronen Tausend809 GmbH with registered offices in Frankfurt and registered with the Commercial Register (Handelsregister) of the Lower Court (Amtsgericht) of Frankfurt under HRB 92638, renamed by shareholders’ resolution of 10 May 2012 to: Cameco Deutschland Investments GmbH with registered offices in Swisttal and to be registered with the Commercial Register (Handelsregister) of the Lower Court (Amtsgericht) of Bonn

(the Purchaser)

and

Cameco Corporation, a company established under the laws of Canada with its main office in Saskatoon, Saskatchewan

(the Purchaser’s Guarantor),

the Seller, the Purchaser and the Purchaser’s Guarantor hereinafter collectively referred to as the Parties, and each of them as a Party.

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INDEX OF DEFINITIONS

Term	Defined in
Additional Purchase Price	Section 3.1.1
Additional Share Pledge Agreements	Section 11.5.1
Affiliates	Section 6.6(a)
Agreement	Preamble (C)
Ancillary Facility Guarantees	Section 11.5.1
Anticipated Closing Date	Section 11.5.3
Auditor Certificate	Section 4.2.1(c)
Avoidance Notice	Section 6.5.1
AWG	Section 6.2.1
AWV	Section 6.2.1
Bilateral Extension	Section 11.5.1
Break Fee	Section 6.5.2
Business	Preamble (A)
Business Day	Section 17.2
[Note: Defined term redacted]	Section 5.1.1(a)
[Note: Defined term redacted]	Section 5.1.1(a)
Closing	Section 6.1
Closing Action(s)	Section 6.6
Closing Condition(s)	Section 6.2
Closing Date	Section 6.1
Company	Preamble (A)
Companies	Section 1.2.1
Consolidated EBITDA	Annex 4.1.2
Consolidated Financial Statements	Section 4.2.1(a)
Daily Interest	Section 11.5.3
Daily Interest	Section 11.5.3
Draft Earn-Out Calculation	Section 4.2.1(b)
Earn-Out Amount(s)	Section 4.1.1
Earn-Out Calculation	Section 4.2.3
Earn-Out Due Date	Section 4.2.8
Earn-Out EBITDA	Section 4.1.2
Earn-Out Financial Statements	Section 4.2.1(a)
Earn-Out Payment(s)	Section 4.1.1
Earn-Out Period(s)	Section 4.1.1
Euro Purchase Date	Section 3.1.2
Effective Date	Section 1.3
Finance Parties	Section 11.5.1
Financing Agreements	Section 11.5.1

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Financing Collateral	Section 11.5.1
Financing Collateral Agreements	Section 11.5.1
First Earn-Out Amount	Section 4.1.1(a)
First Earn-Out Payment	Section 4.1.1(a)
Hedging Costs	Section 3.1.2
Hedging Price	Section 3.1.2
Hedging Price Deduction 1	Section 3.1.2
Hedging Price Deduction 2	Section 3.1.2
Indemnified Taxes	Section 10.2.1
Information Memorandum	Preamble (C)
Initial Earn-Out Period	Section 4.1.1(a)
Initial Purchase Price	Section 3.1.1
Inventory Value True-Up Adjustment	Annex 4.1.1
Leakage	Section 7.5.1
Legal Terms	Section 17.4.2
Milestone(s)	Section 5.1.1
Milestone Due Date	Section 5.1.2
Milestone Information	Section 5.2
Milestone Payment(s)	Section 5.1.1
Milestone 1	Section 5.1.1(a)
Milestone 1 Payment	Section 5.1.1(a)
Milestone 2	Section 5.1.1(b)
Milestone 2 Payment	Section 5.1.1(b)
Negative Closing Conditions	Section 6.3
Notices	Section 16.1
NUKEM Group	Preamble (A)
Overall Earn-Out Period	Section 4.1.1(b)
Overall Income Tax	Section 4.1.3
Participation	Section 1.2.2
Party(-ies)	List of Parties
Pay Off Amount	Section 11.5.3
Pay-Off Accounts	Section 11.5.3
Permitted Leakage	Section 7.5.2
Proportionate Income Tax	Section 4.1.3
Purchaser Release Agreement	Section 11.5.3
Purchase Price	Section 3.1.1
Purchaser	List of Parties
Purchaser’s Affiliates	Section 8.5
Purchaser’s Guarantor	List of Parties
Related Persons	Section 7.5.3
Relevant Tax Proceeding	Section 10.1

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Rescission Notice	Section 6.5.1
Seller(s)	List of Parties
Sellers’ Knowledge	Section 7.7.3
Seller Release Agreement	Section 11.5.4(b)
Second Earn-Out Amount	Section 4.1.1(b)
Second Earn-Out Payment	Section 4.1.1(b)
Security Trust Agreement	Section 11.5.1
Senior Facilities Agreement	Section 11.5.1
Shares	Section 1.1.2
Share Pledge Agreement	Section 11.5.1
Signing Date	Section 7.1
Subsidiary(-ies)	Section 1.2.1
Tax	Section 10.1
Tax Audit Taxes	Section 3.1.1
Tax Authority(-ies)	Section 10.1
Tax Litigation	Section 10.4.4
Tax Refund	Section 10.1
Tax Return	Section 10.1
Third Party Claim	Section 8.5
VAT	Section 3.2.4

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INDEX OF ANNEXES

Annex 1.1.2	Shares, Purchase Price
Annex 1.2.1	Subsidiaries of the Company
Annex 1.2.2	Minority Participation of the Company
Annex 3.2.2	Sellers’ bank details
Annex 4.1.1	Inventory Value True-Up Adjustments
Annex 4.1.2	Definition of Consolidated EBITDA
Annex 4.2.1	Consolidated Financial Statements
Annex 4.3(f)	Key Employees, Contracts or Business Opportunities
Annex 6.6(a)	Board members and managing directors to resign
Annex 6.6(g)	Share assignment agreement
Annex 6.7.2	Closing protocol
Annex 7.3	Domination, Profit and Loss Pooling and other Enterprise Agreements
Annex 7.5.2	Permitted Leakage
Annex 7.6	Deviations from ordinary course of business between the Effective Date and the Signing
Annex 11.6.2	Persons covered by D&O insurance
Annex 16.1	Addresses

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PREAMBLE

(A) WHEREAS, NUKEM Energy GmbH (the Company), the Subsidiaries (as defined in Section 1.2.1 below) and the Participation (as defined in Section 1.2.2 below, together with the Subsidiaries and the Company the NUKEM Group) are active in the fields of nuclear fuel trading, uranium recovery, logistics, financing and consulting services with regard to nuclear fuels (such business hereinafter also referred to as the Business);

(B) WHEREAS, the Sellers, being financial and management investors in the Company and the Business, have determined to sell all of their shares in the Company and the Purchaser wishes to acquire these shares;

(C) WHEREAS, the NUKEM Group and the Business have been presented to the Purchaser in detail in a confidential information memorandum prepared by the NUKEM Group dated 23 September 2011 (the Information Memorandum) and a physical data room in Frankfurt/Main, Germany, and New York, United States, which have been made available to the Purchaser prior to the negotiation and signing of this sale and purchase agreement (the Agreement), as well as in a management presentation held on 25 October 2011 and subsequent meetings and expert calls on 14 November 2011, 15 November 2011, 28/29 February 2012, 7 March 2012, 23 March 2012, 28 March 2012, 2 April 2012, 3 April 2012, 4 April 2012, 5 April 2012, 11 April 2012, 19 April 2012, 26 April 2012 and 3 May 2012;

NOW, THEREFORE, the Parties hereto agree as follows:

SECTION 1

CORPORATE OWNERSHIP

1.1 The Company

1.1.1 The Company is a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany with registered offices in Alzenau and registered with the Commercial Register (Handelsregister) of the Lower Court (Amtsgericht) of Aschaffenburg under HRB 10016.

1.1.2 The registered share capital (Stammkapital) of the Company amounts to EUR 35,000 (in words: thirty-five thousand Euros). The registered share capital of the Company is divided into several shares (collectively the Shares), which are held by the Sellers as detailed in the shareholders’ list as of 6 December 2007 and filed with the commercial register of the Company and in Annex 1.1.2 (columns A through C).

1.2 Subsidiaries and participations of the Company

1.2.1 The Company holds shares, directly or indirectly, in the wholly-owned subsidiaries as set forth in Annex 1.2.1 (each of them a Subsidiary and collectively the Subsidiaries). The Company and its Subsidiaries are hereinafter collectively referred to as the Companies.

1.2.2 The Company indirectly holds a minority participation in such entity as set forth in Annex 1.2.2 (the Participation).

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1.3 Effective Date

For the purposes of this Agreement, the Effective Date shall mean 31 December 2011, 24:00 hours (German time) / 1 January 2012, 0:00 hours (German time).

SECTION 2

SALE AND PURCHASE; TRANSFER

2.1 Sale and Purchase of the Shares; Right to Profits

Each Seller hereby sells, and the Purchaser hereby purchases, upon the terms and conditions of this Agreement, the Shares set forth opposite the name of such Seller in Annex 1.1.2 with economic effect as of the Effective Date. The sale and purchase of the Shares hereunder shall include any and all rights pertaining to the Shares, including, without limitation, the rights to receive dividends for the current fiscal year and for former fiscal years, in each case to the extent such dividends have not been distributed to any of the Sellers (or any then current shareholder) prior to or on the Effective Date.

2.2 Transfer

2.2.1 On the Closing Date (as defined in Section 6.1 below), the Sellers shall assign to the Purchaser, who shall accept such assignment, the Shares set forth opposite the name of such Seller in Annex 1.1.2.

2.2.2 Seller 1 hereby approves the sale and assignment to the Purchaser of the Shares set forth opposite the names of Seller 2 and Seller 3 in Annex 1.1.2 (column C).

SECTION 3

PURCHASE PRICE; PAYMENT

3.1 Purchase Price

3.1.1 The initial purchase price to be paid by the Purchaser for the Shares as sold and purchased hereunder shall amount to:

EUR 104,865,000 (in words: one hundred four million eight hundred sixty-five thousand Euros)

minus

the amount of the Taxes (the Tax Audit Taxes) that are assessed against any of the Companies based on [REDACTED] to the extent that the aggregate amount of the Tax Audit Taxes exceeds an amount of EUR 2,600,000,

[NOTE: Description of the definition of the Tax Audit Taxes redacted from Section 3.1.1.]

minus

50% of the Hedging Costs (as defined in Section 3.1.2 below).

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(the Initial Purchase Price and plus the Additional Purchase Price (as defined below) and as increased in accordance with the provisions of Sections 4 and 5 the Purchase Price). The allocation of the Purchase Price to each of the Sellers is set forth in Annex 1.1.2 (column D). The Initial Purchase Price shall be further increased by an amount of 5% p.a. on the Initial Purchase Price commencing as of (and including) 1 January 2012 until (and excluding) the Closing Date (such amount the Additional Purchase Price).

3.1.2 Hedging Costs means

the price to be paid by the Purchaser to the hedging counter-party for purchasing, no later than at the end of the first Business Day (EST) after the Signing Date, a call option for purchasing EUR [REDACTED] with a settlement date of [REDACTED], at an exchange rate of Euros to US Dollars of [REDACTED], converted into Euros using the spot exchange rate at midday CET on the day of the purchase (the Hedging Price), minus the lower of (i) the Hedging Price and (ii) the sum of:

(a) the amount by which, on the Euro Purchase Date (as defined below), the value of the US Dollar compared to the Euro is higher than USD [REDACTED], such amount multiplied by [REDACTED], and then converted into Euros using the spot exchange rate at midday CET on that day (as a sample calculation: If the spot exchange rate of the US Dollar compared to the Euro is USD [REDACTED], the balance is USD [REDACTED], such balance multiplied by [REDACTED] is USD [REDACTED], such amount converted into EUR at an exchange rate of [REDACTED] is EUR [REDACTED] (rounded)) (the Hedging Price Deduction 1),

and

(b) the higher of (y) zero and (z) the option value in Euro on the Euro Purchase Date minus the amount by which the value of the US dollar compared to the Euro at midday CET on that day is lower than USD [REDACTED], such amount multiplied by [REDACTED], and then converted into Euros using the spot exchange rate at midday CET of that day (as a sample calculation: If the spot value of the US dollar compared to the Euro is USD [REDACTED] and the option value is EUR [REDACTED], the calculation will be EUR [REDACTED] minus EUR [REDACTED] (i.e. [REDACTED] multiplied by [REDACTED], then converted into Euro at [REDACTED]), which equals EUR [REDACTED]), (the Hedging Price Deduction 2). The option value on the Euro Purchase Date shall be determined as follows: (a) if the option is sold on this day, the option value will be the actual sale price (net of any transaction costs); (b) if the option is not sold on this day, the Purchaser shall seek quotes from four major international financial institutions, the option value retained shall in this case be the average of these quoted prices excluding the most and least expensive.

[NOTE: Dollar and Euro amounts and exchange rates redacted from Section 3.1.2.]

Euro Purchase Date is the date between the fifth and the second Business Day prior to the Closing Date on which the Purchaser purchases Euros for purpose of making the payment of the Initial Purchase Price and the Additional Purchase Price. Purchaser will notify the amount of the Hedging Costs together with satisfactory supporting information to the Sellers at the latest one Business Day prior to the Closing Date. For purposes of this Section 3.1.2, “Purchaser” includes the Purchaser’s Guarantor.

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3.2 Payment of Initial Purchase Price and Additional Purchase Price; Default Interest

3.2.1 The Initial Purchase Price and the Additional Purchase Price shall become due and payable on the Closing Date (as defined in Section 6.1 below). If a Party is in default with its payment obligations under this Agreement, the respective creditor may claim interest at the statutory default interest rate pursuant to section 288 (2) German Civil Code (BGB). Interest shall be calculated on the basis of actual days elapsed and a calendar year with 360 days.

3.2.2 All payments owed by the Purchaser to the Sellers pursuant to this Section 3 shall be paid in Euro by way of wire transfer – to be credited on the same day – free of any costs and fees into the Sellers’ accounts as set forth in Annex 3.2.2 or any other account to be nominated by any Seller to the Purchaser in writing at least five Business Days prior to the Closing Date.

3.2.3 Any right of the Purchaser to set-off and/or to withhold any payments due under this Section 3 is hereby expressly waived and excluded except for claims which are undisputed or res iudicatae.

3.2.4 The Sellers shall not waive any exemption from value added tax (VAT) in respect of the transactions contemplated under this Agreement.

SECTION 4

EBITDA BASED EARN-OUTS

4.1 Earn-Out Payments

4.1.1 As a subsequent increase of the Initial Purchase Price, the Purchaser shall pay to the Sellers

(a) a one-time (einmalig) earn-out payment amounting to

90% of the amount by which the Earn-Out EBITDA (as defined in Section 4.1.2 below) for the period from 1 January 2012 to 31 December 2012 (both dates inclusive) (the Initial Earn-Out Period) plus or minus the amount of the Inventory Value True-Up Adjustment (as defined in, and calculated in accordance with, Annex 4.1.1) for the Initial Earn-Out Period exceeds USD 115,000,000 (in words: one hundred fifteen million US Dollars) (the First Earn-Out Amount)

minus

the respective Proportionate Income Tax (as defined in Section 4.1.3 below)

(the First Earn-Out Payment); and

(b) a one-time earn-out payment amounting to

60% of the amount by which the Earn-Out EBITDA for the period from 1 January 2012 until 31 December 2014 (both dates inclusive) (the Overall Earn-Out Period) plus or minus the amount of the Inventory Value True-Up Adjustment (as defined in, and calculated in accordance with, Annex 4.1.1) for the Overall Earn-Out Period exceeds USD 263,000,000 (in words: two hundred sixty-three million US Dollars) (the Second Earn-Out Amount)

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minus

the respective Proportionate Income Tax

minus

the amount of the First Earn-Out Payment if any

(the Second Earn-Out Payment)

(the Initial Earn-Out Period and the Overall Earn-Out Period individually also an Earn-Out Period and collectively the Earn-Out Periods)

(the First Earn-Out Amount and the Second Earn-Out Amount individually also an Earn-Out Amount and collectively the Earn-Out Amounts)

(the First Earn-Out Payment and the Second Earn-Out Payment individually also an Earn-Out Payment and collectively the Earn-Out Payments).

4.1.2 The Earn-Out EBITDA shall correspond to the Consolidated EBITDA (as defined in Annex 4.1.2) provided that

(a)	the amount, if any, by which the total operating costs charged to EBITDA (excluding the cost of sales and the impacts of commodity derivatives but, for the avoidance of doubt, including any management fees, shared service fees, intercompany charges or other fees or charges that have been charged by the Purchaser or its Affiliates to the NUKEM Group during an Earn-out Period) exceed EUR [REDACTED] for 2013 or EUR [REDACTED] for 2014 shall be added back to the Consolidated EBITDA; if the Closing occurs before the end of 2012, the Purchaser shall cause the Companies to continue to conduct the Business in accordance with the ordinary course of business as conducted before Closing until the end of 2012; and

[NOTE: Dollar figures redacted from Section 4.1.2(a).]

(b)	such amount shall be converted into US Dollar. The exchange rate (Umrechnungskurs) for the currency conversion from Euro to US Dollar shall correspond to the exchange rate that is applied by the Company for the purpose of preparing the profit and loss statements (Gewinn- und Verlustrechnungen) prepared in connection with the financial statements covering the relevant Earn-Out Period.

4.1.3 Proportionate Income Tax means

the respective Earn-Out Amount divided by the total Earn-Out EBITDA for the respective Earn-Out Period multiplied by

the respective Overall Income Tax.

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Overall Income Tax shall mean the total amount of income tax (Ertragsteuern) that would be due if the consolidated EBITDA of the NUKEM Group as shown in the relevant Earn-Out Financial Statements (as defined in Section 4.2.1(a) below) were subject to a total income tax rate of 30 per cent.

4.1.4 The Sellers and the Purchaser agree that this Section 4.1 does not constitute a guarantee of future profits by the Sellers and that there shall be no negative-earn-out, for instance in the event that the future EBITDA is lower than the thresholds in Section 4.1.1. For the avoidance of doubt, this Section 4.1 only provides for payment claims of the Sellers against the Purchaser and not for payment claims of the Purchaser against the Sellers. In particular Purchaser may not re-claim the First Earn-Out Payment in case the Second Earn-Out Payment does not become payable.

4.2 Determination of Earn-Out Payments

4.2.1 The Purchaser will provide to the Sellers before the end of the fourth (4th) calendar month (Kalendermonat) after the last day of the respective Earn-Out Period

(a)	true copies of the certified and approved consolidated group balance sheet and group profit and loss statement of the Companies regarding the respective Earn-Out Period (the Earn-Out Financial Statements). The Earn-Out Financial Statements shall be prepared (i) consistent with past practice (i.e., the practice applied in relation to the certified and approved consolidated group balance sheet and group profit and loss statement of the Company as of 31 December 2011 (Consolidated Financial Statements, attached hereto as Annex 4.2.1)), in particular, without limitation, maintaining the same accounting and valuation principles, methods and rules, and exercising consistently all options to capitalize or to include items on the liabilities side (Aktivierungs- und Passivierungswahlrechte), (ii) in accordance with IFRS and (iii) without any effects from purchase price accounting (i.e. any purchase price allocation of the Purchaser must take place on the level of a direct or indirect shareholder of the Company). In case of contradictions between the principles set out under (i) above and IFRS, the principles set out under (i) above shall prevail to the extent permitted by applicable law; with regard to purchase price accounting the principles set out under (i) shall in any event prevail. For the avoidance of doubt, with regard to facts and circumstances which have not been accounted or recorded for in the past (i.e. no established past practice), IFRS shall prevail;

(b)	a calculation of the respective Earn-Out Payment (the Draft Earn-Out Calculation) in accordance with Sections 4.1.1 and 4.1.2 above, showing (i) the calculation of the Consolidated EBITDA on the basis of the respective Earn-Out Financial Statements and (ii) the calculation of the Earn-Out EBITDA on the basis of the Consolidated EBITDA; and

(c)	the certificate of an auditor confirming that the respective Draft Earn-Out Calculation has been calculated in accordance with Sections 4.1.1 and 4.1.2 above (the Auditor Certificate). Such auditor shall be PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft. If PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft refuses to act and the Parties cannot mutually agree upon another accounting firm within ten Business Days after the Parties have become aware of the refusal to act, then each Party may request the speaker of the board (Sprecher des Vorstands) of the Institute of Chartered Accountants (Institut der Wirtschaftsprüfer), Düsseldorf, to determine the accounting firm.

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The Purchaser shall further procure that the Companies grant the Sellers and any advisors (including auditors) retained by the Sellers reasonable access to (i) all financial information of the Companies for the financial year(s) relevant for the respective Draft Earn-Out Calculation, (ii) the management of the Companies, which shall be instructed by the Purchaser or their relevant shareholder to freely discuss all financial information with the Sellers and their advisors, and (iii) the auditors of the Company which shall be instructed by the Purchaser to freely discuss all financial information with the Sellers and their advisors.

4.2.2 The Sellers may review the respective Draft Earn-Out Calculation or have it reviewed by an auditor of their choice. All costs arising from or in connection with such review shall be borne by the reviewing party alone.

4.2.3 The respective Draft Earn-Out Calculation shall become the respective final earn-out calculation (the Earn-Out Calculation) if the Sellers do not notify the Purchaser within 30 calendar days (Kalendertage) from receipt of the Draft Earn-Out Calculation that the Sellers have objections to the Draft Earn-Out Calculation, specifying the items to which the Sellers object in reasonable detail.

4.2.4 In the event that the Sellers notify the Purchaser within 30 calendar days from receipt of the Draft Earn-Out Calculation in accordance with Section 4.2.3 that the Sellers have objections to the Draft Earn-Out Calculation, the Sellers and the Purchaser shall then attempt to reach an agreement on the adjustments to such Draft Earn-Out Calculation, if any, within two weeks from receipt of such notice by the Purchaser. To the extent that the Sellers and the Purchaser reach an agreement on the items on dispute within such two week period, such agreement shall be incorporated into the Draft Earn-Out Calculation. To the extent of the agreement reached between the Sellers and the Purchaser, the Draft Earn-Out Calculation shall upon such incorporation become the Earn-Out Calculation.

4.2.5 In the event that the Sellers and the Purchaser do not reach an agreement within the two week period referred to in Section 4.2.4 above, the Sellers and the Purchaser shall jointly appoint one expert (Schiedsgutachter) not later than ten calendar days after the expiry of such two weeks period. With regard to the objections that are still in dispute between the Parties after the procedure in Section 4.2.4 above has been followed, such expert shall be instructed to decide the disputed objections in accordance with the principles mentioned in Sections 4.1.1 and 4.1.2 above, and to deliver a written opinion within four weeks after its appointment, which opinion shall be final and binding on the Sellers and the Purchaser. The opinion shall be incorporated into the Draft Earn-Out Calculation which, upon such incorporation, shall become the Earn-Out Calculation.

4.2.6 If the parties do not reach an agreement on the appointment of the expert within a period of ten calendar days after the expiry of the two week period referred to in Section 4.2.4 above, than the expert shall be appointed upon the request of either the Sellers or the Purchaser by the speaker of the board (Sprecher des Vorstands) of the institute of chartered accountants (Institut der Wirtschaftsprüfer), Düsseldorf. Such expert shall be from an international accounting firm.

4.2.7 In the first instance, the Sellers shall collectively bear and advance 50 per cent of all costs and expenses of the expert and the proceedings hereunder, and the Purchaser shall bear and advance 50 per cent of such costs and expenses. Each of the Sellers and the Purchaser shall bear their own costs and the costs of their respective advisors and counsel, except to the extent that the expert decides otherwise in accordance with the following sentence. The expert may decide in its equitable discretion upon the final allocation of its costs and expenses as well as the costs and expenses of the proceedings hereunder between the Sellers and/or the Purchaser, including reasonable fees and expenses of the Sellers and the Purchaser and their advisors and counsel in these proceedings, taking into account the decision and original positions and motions of the Sellers and the Purchaser.

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4.2.8 The Earn-Out Payment shall become due and payable ten Business Days after the Draft Earn-Out Calculation has become the Earn-Out Calculation. Any amount or part of the Earn-Out Payment to be paid according to the Draft Earn-Out Calculation shall become due and payable ten Business Days after submitting the Draft Earn-Out Calculation to the Sellers (the Earn-Out Due Date); if the Earn-Out Calculation results in a higher Earn-Out Payment than already paid by the Purchaser pursuant to the Draft Earn-Out Calculation, the difference shall be paid in accordance with sentence 1 hereof. Any amount of Earn-Out Payment due and payable pursuant to this Section 4 shall be payable with interest on the relevant payment at the rate of eight per cent per annum commencing as of (and including) the day following the Earn-Out Due Date.

4.2.9 In the unlikely event that the Closing should occur after 30 April 2013, then all provisions of Section 4.2.1 through 4.2.7 which provide for obligations or rights of the Sellers shall apply to the Purchaser and vice versa. Instead of Section 4.2.8 the following provision will apply: The Earn-Out Payment shall become due and payable from the Purchaser to the Sellers on the later of (i) ten Business Days after the Draft Earn-Out Calculation has become the Earn-Out Calculation (for purposes of this Section 4.2.9, such date the Earn-Out Due Date), and (ii) the Closing Date. Any amount of Earn-Out Payment due and payable pursuant to this Section 4 shall be payable with interest on the relevant Earn-Out Amount at the rate of eight per cent per annum commencing as of (and including) the day following the Earn-Out Due Date.

4.3 Covenants

From the completion of the Closing – and with regard to lit (f)(i) from the Signing Date – until and including 31 December 2014, the Purchaser undertakes and undertakes to cause (i) the Companies and (ii) with regard to lit (c) and (f) the Purchaser’s Guarantor and any of its Affiliates to refrain from

(a)	implementing material changes to the business of the Companies that may reasonably be expected to reduce the Earn-Out EBITDA of the Initial Earn-Out Period or the Overall Earn-Out Period (in comparison to the Earn-Out EBITDA that would be achieved if such actions were not taken);

(b)	taking any action that prevents the determination of the Earn-Out EBITDA pursuant to Sections 4.1 and 4.2;

(c)	competing with the Companies in relation to their business, unless such competition already exists as of the date of this Agreement;

(d)	concluding any agreements with any of the Purchaser, the Purchaser’s Guarantor or any of their Affiliates which are not at arm’s length and on market conditions (zu Marktbedingungen abgeschlossen);

(e)	making any payments or deliveries or other performances to or in favour of any of the Purchaser, the Purchaser’s Guarantor or any of their Affiliates which are not at arm’s length and on market conditions (zu Marktbedingungen abgeschlossen) to the extent they have not been reflected in the calculation of the Earn-Out EBITDA in accordance with Section 4.1.2(a);

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(f)	transferring, enticing away or assigning to the Purchaser, the Purchaser’s Guarantor or any Affiliate of either of them, any of (i) the key employees, and (ii) contracts or business opportunities listed in Annex 4.3(f);

(g)	merging, consolidating or otherwise combining the Companies with any entity other than any of the other Companies;

(h)	divesting, spinning off or otherwise disposing of the Companies to a third party; and

(i)	changing the financial year of the Companies.

4.4 Consequences of breach of Purchaser’s obligations

4.4.1 Notwithstanding Section 4.1.1, if the Purchaser is in breach of any of the covenants provided for in Section 4.3, irrespective of any fault (verschuldensunabhängig), then the Second Earn-Out Payment shall amount to USD [REDACTED] (in words: [REDACTED] US Dollars), unless and to the extent

(a)	the Purchaser can prove that (i) the breach has not reduced the Earn-Out EBITDA for the Overall Earn-Out Period, or that (ii) the breach has reduced the Earn-Out EBITDA for the Overall Earn-Out Period by a certain amount only, in which case the Earn-Out EBITDA will be the actual Earn-Out EBITDA for the Overall Earn-Out Period, as calculated pursuant to Section 4.1.2, plus, in the case of (ii), the amount of the reduction of the Earn-Out EBITDA for the Overall Earn-Out Period caused by the breach as proven by the Purchaser; or

(b)	the Purchaser can prove that in the absence of a breach no Second Earn-Out Payment would have become due; or

(c)	the Sellers can prove that the actual Second Earn-Out Payment (i) is higher than USD [REDACTED], or (ii) would have exceeded USD [REDACTED] if the breach had not occurred; in this case the Earn-Out EBITDA for the Overall Earn-Out Period will be the actual Earn-Out EBITDA for the Overall Earn-Out Period, as calculated pursuant to Section 4.1.2, plus the amount of the reduction of the Earn-Out EBITDA for the Overall Earn-Out Period caused by the breach.

[NOTE: Dollar figures redacted from Section 4.4.1.]

4.4.2 If (i) the respective Earn-Out Financial Statements, Draft Earn-Out Calculation or Auditor Certificate is not provided to the Sellers within the period specified in Section 4.2.1 above, or (ii) the exercise of the information rights of the Sellers and their advisors pursuant to Section 4.2.1 is prevented or materially delayed or impeded, then interest on the relevant Earn-Out Payment at the rate of 5 per cent per annum will accrue in case of (i) above from the first day of the fifth calendar month after the last day of the respective Earn-Out Period and in case of (ii) from the day after the Sellers have notified the Purchaser of the non-compliance as described in (ii) above, until the day on which the Purchaser has cured such non-compliance.

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4.5 Payment; Interest

4.5.1 All payments owed by the Purchaser to the Sellers pursuant to this Section 4 shall be paid in US Dollar by way of wire transfer – to be credited on the same day – free of any costs and fees into the Sellers’ accounts as set forth in Annex 3.2.2 or any other account to be nominated by any Seller to the Purchaser in writing at least two weeks prior to the respective payment becoming due and payable.

4.5.2 Any amount of Earn-Out Payment due and payable pursuant to this Section 4 shall be payable with interest on the relevant Earn-Out Payment, commencing as of (and including) the day following the Earn-Out Due Date, as follows:

(a)	if the payment is made no later than one calendar month following the Earn-Out Due Date, at the statutory default interest rate pursuant to section 288 (2) German Civil Code (BGB);

(b)	if the payment is made later than one calendar month, but not later than four calendar months following the Earn-Out Due Date, at an interest rate of 10 per cent per annum; and

(c)	if the payment is made later than four calendar months following the Earn-Out Due Date, at an interest rate of 12 per cent per annum;

in each case, based on the number of days elapsed and 360 days per year.

4.5.3 Any payments made by the Purchaser under this Section 4 will be an increase of the Initial Purchase Price paid to the Sellers.

SECTION 5

EARN-OUT PAYMENTS BASED ON MILESTONES

5.1 Milestone Payments

5.1.1 As a subsequent increase of the Initial Purchase Price and in addition to the Earn-Out Payments according to Section 4, the Purchaser shall pay to the Sellers [REDACTED].

[NOTE: The method of calculating the Milestone Payments and the definitions of the Milestone 1, the Milestone 1 Payment, the Milestone 2 and the Milestone 2 Payment redacted.]

(Milestone 1 and Milestone 2 hereinafter individually a Milestone and collectively the Milestones)

(the Milestone 1 Payment and the Milestone 2 Payment hereinafter individually also a Milestone Payment and collectively the Milestone Payments).

The Purchaser will use commercially reasonable efforts to achieve the Milestones. For the avoidance of doubt, the Purchaser and the Sellers agree that the Milestone 1 Payment and the Milestone 2 Payment shall be cumulative, i.e. in the event that the conditions pursuant to Section 5.1.1(a) and 5.1.1(b) are satisfied, the total payment according to Section 5.1.1 shall amount to USD 15,000,000 (in words: fifteen million US Dollars).

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5.1.2 Without undue delay, but no later than 14 calendar days after the relevant Milestone has been met, the Purchaser shall notify the Sellers hereof in writing. The Milestone Payments shall become due and payable 30 calendar days after the respective Milestone has been met (Milestone Due Date) with interest at the statutory default interest rate pursuant to section 288 (2) German Civil Code (BGB) commencing as of the day following the relevant Milestone Due Date. Section 4.5.2(b) and (c) shall apply mutatis mutandis with the Earn-out Due Date and the Earn-out Payment being replaced by the Milestone Due Date and the Milestone Payment.

5.1.3 In the event Milestone 1 and/or Milestone 2 will be met prior to Closing, Sellers shall without undue delay, but no later than 14 calendar days after the relevant Milestone has been met, notify the Purchaser hereof in writing. The Milestone Payments shall in this case become due and payable on the later of (i) the Milestone Due Date and (ii) the Closing Date.

5.2 Information rights

At the Sellers request, the Purchaser shall and, as the case may be, shall procure that the Companies grant the Sellers and any advisors retained by the Sellers during normal business hours access to (i) all information of the Companies necessary for assessing whether the conditions of the Milestone Payments pursuant to Section 5.1.1 have been satisfied (the Milestone Information), and (ii) the management of the Companies and all other sources that might be necessary for assessing whether the requirements of the Milestone Payments pursuant to Section 5.1.1 have been met, which shall be instructed by the Purchaser or their relevant shareholder to freely discuss all Milestone Information with the Sellers and their advisors.

5.3 Consequences of breach of Purchaser’s obligations

The Milestone Payments shall become due and payable if the respective written notification is not provided to the Sellers within the period specified in Section 5.1.2 above.

5.4 Payment

5.4.1 All payments owed by the Purchaser to the Sellers pursuant to this Section 5 shall be paid in US Dollar by way of wire transfer – to be credited on the same day – free of any costs and fees into the Sellers’ accounts as set forth in Annex 3.2.2 or any other account to be nominated by any Seller to the Purchaser in writing at least two weeks prior to the respective payment becoming due and payable.

5.4.2 Any payments made by the Purchaser under this Section 5 will be an increase of the Initial Purchase Price paid to the Sellers.

SECTION 6

CLOSING; CLOSING CONDITIONS

6.1 Closing; Closing Date

The consummation of the transaction contemplated by this Agreement (the Closing) shall take place at the offices of Freshfields Bruckhaus Deringer LLP, Bockenheimer Anlage 44, 60322 Frankfurt am Main, Germany, five Business Days after the date on which the last of the Closing Conditions set forth in Section 6.2 below has been fulfilled, or at any other time or place which the Sellers and the Purchaser mutually agree upon (such date the Closing Date).

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6.2 General Closing Conditions

The obligations of the Sellers and the Purchaser to carry out the Closing shall be subject to the satisfaction of the following conditions to Closing (each a Closing Condition and collectively the Closing Conditions):

6.2.1 The acquisition of the Shares by the Purchaser has not been prohibited according to Section 7 para. 1 and 2 No. 6 of the German Foreign Trade Act (AWG) in connection with Section 53 para. 2 sentence 4 of the German Foreign Trade Ordinance (AWV). This condition shall be deemed satisfied if

(a)	the German Federal Ministry of Economics and Technology has issued a certificate of compliance (Unbedenklichkeitsbescheinigung) pursuant to Section 53 para. 3 sentence 1 of the AWV; or

(b)	the German Federal Ministry of Economics and Technology has not commenced a formal investigation of the acquisition pursuant to Section 53 para. 1 sentence 1 of the AWV within one month of receipt of the application for a certificate of compliance (Unbedenklichkeitsbescheinigung) and, accordingly, such certificate is deemed to have been issued pursuant to Section 53 para. 3 sentence 2 of the AWV; or

(c)	the German Federal Ministry of Economics and Technology has not notified the Purchaser within three months from the Signing Date (as defined in Section 7.1 below) of its decision to commence a formal investigation of the acquisition pursuant to Section 53 para. 1 sentence 1 of the AWV; or

(d)	the German Federal Ministry of Economics and Technology has not prohibited the proposed acquisition of the Shares or issued binding orders (Anordnungen) in relation thereto within two months from receipt of the complete documentation pursuant to Section 53 para. 2 sentence 4 of the AWV; or

(e)	within two months from receipt of the complete documentation pursuant to Section 53 para. 2 sentence 4 of the AWV, the German Federal Ministry of Economics and Technology has issued binding orders (Anordnungen) in relation to the acquisition of the Shares without prohibiting the acquisition and the Parties have agreed in writing that they are prepared to comply with such orders and wish to close the Transaction.

6.2.2 All requisite approvals, consents, clearances and waivers under US and Chinese merger control law have been obtained or all applicable waiting periods under such laws have expired, and neither of the Parties hereto is subject to any order or injunction of a court of competent jurisdiction in the United States or China that prohibits the consummation of the transaction contemplated by this Agreement, such that the Closing is permissible under any such US and Chinese laws.

6.2.3 The Companies have received Tax reassessment notices that are not, or no longer, subject to further review [REDACTED] and the Taxes that have been assessed against any of the Companies based on such final Tax reassessment notices do not exceed an amount of EUR [REDACTED] (in words: [REDACTED]).

[NOTE: Description of the Tax reassessment and dollar figure redacted from Section 6.2.3.]

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6.3 Negative Closing Conditions

Furthermore, the Purchaser will not be required to carry out the Closing if any of the conditions set forth in Section 6.3.1 and 6.3.2 (the Negative Closing Conditions) below is fulfilled on the Closing Date:

6.3.1 Any of the Sellers has materially breached any of the obligations pursuant to Section 11.4.

6.3.2 An enforceable judgement, injunction, order or other enforceable decision by any court or governmental authority prohibits the consummation of the transaction.

6.4 Waiver; Information

6.4.1 The Purchaser may decide to proceed with the Closing in spite of Sections 6.2.3 and 6.3.1, the Sellers and the Purchaser may jointly decide to proceed with the Closing in spite of Section 6.3.2 being met. All conditions to Closing will be deemed to be waived upon completion of the Closing.

6.4.2 The Parties shall inform each other without undue delay (unverzüglich) whenever a Closing Condition, or a Negative Closing Condition, has been satisfied. A Closing Condition will only be satisfied if and when both Parties have learned of its satisfaction.

6.5 Consequences of Non-Satisfaction of the Closing Conditions

6.5.1 If the Closing has not occurred, at the latest, by 28 February 2013, the Sellers (jointly) may rescind this Agreement (Rücktritt vom Vertrag) by written notice to the Purchaser with a copy to the acting notary (Rescission Notice). Such rescission will become effective on the fourteenth calendar day after receipt of the Rescission Notice by the Purchaser, unless the Sellers receive a written notice from the Purchaser, with a copy to the acting notary, on or before such fourteenth calendar day after receipt of the Rescission Notice by the Purchaser stating that the Purchaser averts the rescission by the Sellers (the Avoidance Notice).

6.5.2 If the Sellers receive an Avoidance Notice pursuant to Section 6.5.1 above, (i) the rescission by the Sellers will not become effective, and (ii) the Purchaser shall make a payment in the amount of EUR 3,000,000 (in words: three million Euros) to the Sellers if and when the Agreement is rescinded either by the Sellers or the Purchaser in accordance with Section 6.5.3 below (Break Fee). The Break Fee will then become due and payable ten Business Days after this Agreement is rescinded in accordance with Section 6.5.3.

6.5.3 If the Closing has not occurred, at the latest, by 31 May 2013 and this Agreement has not been rescinded in accordance with Section 6.5.1, each of the Sellers (jointly) and the Purchaser may rescind this Agreement (Rücktritt vom Vertrag) by written notice to the respective other Parties with a copy to the acting notary.

6.5.4 If this Agreement is rescinded in accordance with this Section 6.5, this Agreement shall cease to have force and effect and shall not create any binding obligation between the Parties except that this Section 6.5 and Sections 12 (Confidentiality), 14 (Purchaser’s Guarantor), 15 (Costs and Taxes), 16 (Notices) and 17 (Miscellaneous) shall remain in force and effect.

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6.6 Actions on the Closing Date

At the Closing, the Sellers and the Purchaser shall simultaneously (Zug um Zug) take the following actions (each a Closing Action and collectively the Closing Actions):

(a)	The Sellers shall deliver to the Purchaser duly executed resignation letters, effective at or prior to the Closing Date, (i) of those members of the supervisory board, advisory board or any other board of any of the Companies or Participation who act as representatives of the Sellers or any of their affiliated companies within the meaning of Section 15 of the German Stock Corporation Act (the Affiliates) (other than the Companies) and who are listed in Annex 6.6(a) and (ii) of those managing directors of the Companies or Participation who are listed in Annex 6.6(a).

(b)	The Sellers shall hold and shall procure that the shareholders of the Companies of which board members or managing directors shall resign pursuant to Section 6.6(a) above hold shareholders meetings at the Closing and vote for shareholders’ resolutions (i) granting discharge (Entlastung) to each of the board members or managing directors of the Companies mentioned in Annex 6.6(a) above for the fiscal year 2011 and for the time period from 1 January 2012 through the date their resignations become effective and (ii) appointing such person(s) as nominated by the Purchaser to the Sellers at least three Business Days prior to the Closing Date as new managing director(s) of the Companies.

(c)	If the Purchaser has notified the Sellers pursuant to Section 11.5.4, the Purchaser shall deliver to the Sellers the Seller Release Agreement (as defined in Section 11.5.4 below) duly executed by all parties thereto other than the Sellers, and the Sellers shall countersign the Seller Release Agreement and without undue delay notify the Company of the release of the pledges.

(d)	If the Purchaser has not notified the Sellers pursuant to Section 11.5.4,

(i)	the Sellers shall deliver to the Purchaser the executed Purchaser Release Agreement (as defined in Section 11.5.3 below) executed by all requisite parties thereto, together with all arrangements, declarations and/or notifications to be delivered thereunder to effect the release, reassignment and/or retransfer of the Financing Collateral (as defined in Section 11.5.1 below); and

(ii)	the Purchaser shall pay the Pay-Off Amount (as defined in Section 11.5.3 below).

(e)	The Purchaser shall pay the Initial Purchase Price and the Additional Purchase Price in accordance with Section 3.1.1.

(f)	Following receipt of the Initial Purchase Price and the Additional Purchase Price in accordance with Section 3.1.1, the Sellers shall confirm such receipt in writing to the Purchaser.

(g)	The Sellers and the Purchaser shall enter into the agreement for the transfer of the Shares to the Purchaser, substantially in the form of the draft attached as Annex 6.6(g).

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(h)	If any Milestone Payment is due on the Closing Date pursuant to Section 5.1.3, Purchaser shall pay the respective Milestone Payment into Sellers’ accounts in accordance with Section 3.2.2.

6.7 Waiver of Closing Actions; Closing Protocol

6.7.1 The Purchaser may waive the Closing Actions set forth in Section 6.6(a), (b) (ii), (c), (d)(i) and (f) and the Sellers may jointly waive the Closing Actions set forth in Section 6.6(b) (i) and (d)(ii). The effect of such waiver shall be limited to eliminating the need that the respective Closing Action is being performed at the Closing and shall not limit or prejudice any claims the Party waiving the Closing Action may have with respect to any circumstances relating to such waived Closing Action.

6.7.2 The Sellers and the Purchaser shall sign a closing protocol substantially in the form as attached in Annex 6.7.2 confirming the fulfilment of the Closing Conditions and the due performance or waiver of all Closing Actions and thereby the transfer of the Shares to the Purchaser, it being understood that such execution shall not itself be a Closing Action.

SECTION 7

SELLERS’ GUARANTIES

7.1 Form and Scope of Sellers’ Guaranties

Each Seller hereby guarantees, on a several basis and not on a joint basis, and, in respect of any guaranty relating to Shares, only in relation to the Shares held by such Seller, to the Purchaser by way of an independent promise of guaranty pursuant to Section 311 para. 1 of the German Civil Code (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) within the scope and subject to the requirements and limitations provided in Section 8 hereof or otherwise in this Agreement that the statements set forth in Sections 7.2 through 7.6 are correct as of the date of this Agreement (the Signing Date) and as of the Closing Date, unless explicitly provided otherwise in this Section 7. The Sellers and the Purchaser agree and explicitly confirm that the guaranties in Sections 7.2 through 7.6 are not granted, and shall not be qualified and construed, as quality guaranties concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of Sections 443, 444 of the German Civil Code.

7.2 Corporate Issues and Authority of the Sellers

7.2.1 The statements in Sections 1.1, 1.2.1 and 1.2.2 hereof regarding the Company, the Subsidiaries and the Participation are complete and correct. The Company, the Subsidiaries and the Participation have been duly established and are validly existing under the laws of their respective jurisdiction.

7.2.2 The Shares as well as the shares of the Subsidiaries and the shares held by the NUKEM Group in the Participation have been validly issued, have been fully paid in, either in cash or in kind, and are free from any encumbrances or other rights of third parties other than the share pledges based on the Share Pledge Agreement (as defined in Section 11.5.1 below) and the Additional Share Pledge Agreements (as defined in Section 11.5.1 below), and there are no pre-emption rights (Vorkaufsrechte), options, voting arrangements or other rights of third parties to acquire any of the Shares or any of the shares of the Subsidiaries or the shares held by the NUKEM Group in the Participation. Since 9 August 2006, no share capital has been repaid in any manner, neither in whole nor in part, and the capital maintenance rules have been complied with. There is no shareholder obligation to make any additional payment or other contribution with respect to any of the Shares or the shares of the Subsidiaries or the shares held by the NUKEM Group in the Participation.

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7.2.3 Other than the limitations resulting from the Share Pledge Agreement (as defined in Section 11.5.1 below) and having regard to Section 2.2.2 above, each Seller is entitled to freely dispose of the Shares held by such Seller in accordance with the terms of this Agreement without such a disposal infringing any rights of a third party.

7.2.4 The execution, delivery and performance by the Sellers of this Agreement and the consummation of the transaction contemplated hereby are within the Sellers’ corporate powers and have been duly authorized by all necessary corporate actions of the Sellers and the Agreement is legally valid, binding and enforceable against the Sellers at its terms.

7.2.5 As of the Signing Date, no bankruptcy, insolvency or judicial composition proceedings concerning the Companies or the Sellers have been applied for. To each Seller’s Knowledge as of the Signing Date, no circumstances exist which would require an application for any bankruptcy, insolvency or judicial composition proceedings nor do any circumstances exist according to any applicable bankruptcy or insolvency laws which would justify the avoidance of this Agreement.

7.3 Domination, Profit and Loss Pooling and other Enterprise Agreements

Except as set forth in Annex 7.3, neither the Companies nor the Participation are parties to, or owe an obligation to enter into, any domination agreements, profit and loss pooling agreements or other enterprise agreements (andere Unternehmensverträge) within the meaning of Sections 291, 292 of the German Stock Corporation Act (AktG), any agreement under the laws of any other jurisdiction which would permit any third party to control any of the Companies or the Participation or obligate it to transfer its profits to any such third party, or any other agreement granting any such third party any rights in respect of corporate governance or profits of any of the Companies or the Participation (including any silent partnership agreement).

7.4 Accuracy of Information

To Sellers’ Knowledge, none of the documents and other information disclosed to the Purchaser and its advisors prior to the Signing Date in connection with the transactions contemplated by this Agreement (i) contains an untrue statement of a material fact in respect of the Companies or (ii) omits to state a material fact necessary to make any information therein not misleading.

7.5 No leakage

No Leakage, other than Permitted Leakage (in each case as defined below), has occurred between the Effective Date and the Signing Date that has not been remedied prior to or on the Signing Date, or will not be remedied prior to the Closing Date.

7.5.1 Leakage shall mean (i) any payment or declaration of any interest, dividend or similar distribution declared, paid or obligated to be made by any of the Companies or the Participation (except payments to other Companies) to or for the benefit of any of the Sellers or Related Persons, (ii) any reduction of the Company’s paid-up share capital, (iii) any transaction with, or payment to or for the benefit of, any of the Sellers or Related Persons, (iv) the waiver or agreement to waive by any of the Companies or the Participation of any amount owed before or after the Closing Date to any of the relevant Companies or the Participation by the Sellers or by any of their Related Persons, and (v) any loan by any of the Companies or the Participation to the Sellers or any of their Related Persons.

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7.5.2 Permitted Leakage shall mean (i) any payment (or commitment to pay) to any of the Sellers or Related Persons (other than the Companies) under any service agreement (Anstellungsvertrag) in the form existing on the Signing Date, and (ii) any payment or commitment to pay, in each case of (i) and (ii), as set forth in Annex 7.5.2.

7.5.3 Related Persons means, with respect to each Seller, (i) the Seller’s shareholders, the shareholders and Affiliates of the Seller’s shareholders, (ii) any director, officer or employee, member of any supervisory, advisory or similar board of the Seller or the shareholders of the Seller, and (iii) in the case of a person referred to above which is an individual, any relative within the meaning of section 15 of the German Tax Code (Abgabenordnung).

7.6 Ordinary Course of Operation

Except as set forth in Annex 7.6, from the Effective Date until the Signing Date, the business operations of the Companies and the Participation have been conducted in the ordinary course of business and substantially in the same manner as before. In particular none of the Companies and the Participation, from the Effective Date until the Signing Date, except as set forth in Annex 7.6 has:

(a)	made any modification of or amended the articles of association, by-laws or other constitutional or organizational documents;

(b)	merged, spun-off or conducted any similar corporate reorganization or any other material restructuring of the business organization of any of the Companies;

(c)	issued any share capital or other securities, or granted any option or other right to acquire such securities, or issued similar interest to an entity which is not part of the Companies;

(d)	disposed of any share capital in the Companies, acquired any share capital or similar interest in any other company or incorporated any new companies;

(e)	acquired, encumbered, or disposed of (i) a shareholding in any other entity or any business or (ii) any business or material portion thereof;

(f)	granted any suretyships (Bürgschaften), guaranties, security collateral (Sicherungsübereignungen) or similar collateral outside the ordinary course of business and the limits provided for in the Senior Facilities Agreement (as defined in Section 11.5.3 below);

(g)	made or undertaken to make any fixed asset investments exceeding an amount of USD 150,000 per case;

(h)	submitted any binding offers that have not yet expired or entered into any contracts with a sales volume in excess of EUR [REDACTED];

(i)	purchased, sold or encumbered any buildings, real property or similar property rights (grundstücksgleiche Rechte);

(j)	entered into, amended or terminated any works agreements of material relevance;

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(k)	made any advance or extended any loan to an entity which is not part of the Companies outside the ordinary course of business;

(l)	changed, or committed to change, any compensation or benefit or the terms of employment of any Key Employee or of a significant number of other employees, other than in the ordinary course of business;

(m)	implemented or changed any pension or other employee benefit plan;

(n)	incurred any indebtedness for borrowed money or any other financial debt (other than uranium derivative transactions within the limits provided for in the Senior Facilities Agreement (as defined in Section 11.5.1 below)), other than any indebtedness under existing credit lines or other arrangements existing on the Effective Date, in amounts and on terms consistent with past practice, and in the aggregate not exceeding USD 1,000,000;

(o)	changed any method of accounting or accounting practice or policy, other than as required by a concurrent change of general accounting principles;

(p)	reduced or materially changed the existing insurance coverage;

(q)	committed to do any of the foregoing.

7.7 No other Sellers’ Guaranties

7.7.1 The Purchaser explicitly acknowledges to purchase and acquire the Shares and the Business in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto, and to undertake the acquisition based upon its own inspection, examination and determination without reliance upon any express or implied representations, warranties or guaranties of any nature made by the Sellers except for the guaranties explicitly given by the Sellers under the Agreement.

7.7.2 Without limiting the generality of the foregoing, the Purchaser acknowledges that (i) in deciding on the acquisition of the Shares and the Business, and in determining the terms of the acquisition, the Purchaser has not relied on, and (ii) the Sellers shall not be responsible, and give no representation, warranty or guaranty, with respect to

(a)	any projections, estimates or budgets delivered or made available to the Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of the Companies;

(b)	with the exception of what is provided for in Section 7.4, any other information or documents made available to the Purchaser, the Purchaser’s Guarantor or their legal counsel, accountants or advisors with respect to the Business or the Companies, including, but not limited to, (i) all facts and circumstances contained in the physical data room made available to the Purchaser’s Guarantor in the run-up to the transaction contemplated by this Agreement, (ii) the Information Memorandum (iii) the answers to the questions asked by the Purchaser, the Purchaser’s Guarantor or their counsel, accountants or advisors during the due diligence process and (iv) the information provided during the management presentation held on 25 October 2011 and subsequent meetings and expert calls on 14 November 2011, 15 November 2011, 28/29 February 2012, 7 March 2012, 23 March 2012, 28 March 2012, 2 April 2012, 3 April 2012, 4 April 2012, 5 April 2012, 11 April 2012, 19 April 2012, 26 April 2012 and 3 May 2012 except as expressly set forth in the Agreement.

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7.7.3 The Purchaser confirms that each Seller is responsible only for actions and statements by its statutory representatives (vertretungsberechtigte Organe), and actions or statements by any other person including, without limitation, representatives of the Companies, shall not be attributed to the Sellers. Wherever this Agreement refers to Sellers’ Knowledge, this shall mean only the actual knowledge of the statutory representatives (vertretungsberechtigte Organe) of the Sellers and the Companies.

SECTION 8

REMEDIES FOR BREACH OF SELLERS’ GUARANTIES

8.1 General; Recoverable Damages

8.1.1 In the event of any incorrectness of any of the guaranties pursuant to Section 7, the Sellers shall put the relevant Companies or the Participation and, to the extent the Purchaser has suffered an additional damage, the Purchaser, into the position the relevant Companies, the Participation and the Purchaser would have been in had the guaranty not been breached (restitution in kind; Naturalrestitution). If the Sellers are unable to achieve this position within 30 calendar days after having been notified by the Purchaser of the breach, the Purchaser may claim from the Sellers for monetary damages (Schadenersatz in Geld) this being the amount required to put the relevant Companies or the Participation and, to the extent the Purchaser has suffered an additional damage, the Purchaser, financially into the position the relevant Companies, the Participation and the Purchaser would have been in if the guaranty had been correct, provided, however, that such damages shall only cover actual damages incurred by the Purchaser or any of the Companies or the Participation, and shall not cover (i) internal administration or overhead costs of Purchaser, the Companies and the Participation, (ii) loss of profits (entgangener Gewinn) or (iii) any arguments that the Purchase Price was calculated upon incorrect assumptions. Consequential and indirect damages (Folgeschäden) will only be covered if and to the extent covered by the purpose of the relevant guarantee statement (vom Sinn und Zweck der Bestimmung erfasst).

8.1.2 The Sellers shall not be liable for, and the Purchaser shall not be entitled to claim for, any damage of the Purchaser under or in connection with this Agreement if and to the extent (i) any damage of the Purchaser may reasonably be recovered from third parties, including, but not limited to, through insurance policies existing on the Signing Date, or (ii) the matter to which the claim relates is provided for in the Consolidated Financial Statements.

8.1.3 With regard to the Sellers’ guaranties set forth in Section 7.2.2 sentence 2 and 3, 7.2.3, 7.2.4, 7.2.5, 7.3, 7.4 and 7.6, the Sellers shall not be liable for, and the Purchaser shall not be entitled to claim for, any damage based on facts and circumstances of which the Purchaser was aware on the Signing Date. For the purpose of this Agreement, the Purchaser shall be deemed to be aware of (i) any written information contained in (x) the physical data room made available to the Purchaser or its or the Purchaser’s Guarantor’s legal counsel, accountants or advisors (i.e. including any restricted data room) in the run-up to the transaction contemplated by this Agreement, (y) the Information Memorandum, (z) the answers in writing (for the avoidance of doubt including via e-mail) to the questions asked by the Purchaser, the Purchaser’s Guarantor or their counsel, accountants or advisors during the due diligence process, and (ii) the information provided orally or in writing in the management presentation held on 25 October 2011 and subsequent meetings and expert calls on 14 November 2011, 15 November 2011, 28/29 February 2012, 7 March 2012, 23 March 2012, 28 March 2012, 2 April 2012, 3 April 2012, 4 April 2012, 5 April 2012, 11 April 2012, 19 April 2012, 26 April 2012 and 3 May 2012. Two identical copies of the contents of written information referred to in (i) and (ii) of the preceding sentence (with the exception of any employment and service agreements of the Companies and the overview of the annual remuneration (incl. fixed and variable components) of NUKEM Inc.’s employees) have been provided to the acting notary for notarial custody (notarielle Verwahrung). Upon the written request of one of the Parties, which shall be made available to the other Parties without undue delay, each Party may request to be provided with one of the copies if such Party claims to be examining the possibility of claims for a breach of a guaranty under this Agreement or the possibility of a defense against a claim for such breach. After 1 January 2015 the acting notary will hand out the above-mentioned copies to Hengeler Mueller.

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8.1.4 The Sellers shall not be liable for, and the Purchaser shall not be entitled to claim for, any damage if and to the extent (i) the Purchaser has not complied with the procedure set out in Section 8.2 or Section 8.5 and (ii) the Sellers are negatively affected in a material manner by such non-compliance.

8.2 Procedure

8.2.1 If the Purchaser becomes aware of any circumstances which constitute a breach of a guaranty pursuant to Section 7, the Purchaser shall notify the Sellers thereof without undue delay but in any case within 14 calendar days.

8.2.2 Such notice shall state the nature and the circumstances of the possible breach as well as the likely amount involved to the extent such determination is possible at the time of the notice.

8.3 Overall Scope of Sellers’ Liability

8.3.1 With regard to the Sellers’ guaranties pursuant to Sections 7.2, each Seller will only be liable pursuant to this Section 8 to the extent that such guaranty is incorrect in respect of that Seller or that Seller’s Share(s). With regard to all other Sellers’ guaranties set forth in Section 7, each Seller will be severally (but not jointly) liable in the proportion that the registered share capital of the Company represented by the Shares of such Seller bears to the total registered share capital of the Company.

8.3.2 Each Seller’s liability for breach of any of the guaranties pursuant to Section 7, shall be limited to such fraction of EUR 15,000,000 (in words: fifteen million Euros) as corresponds to its proportionate share in the share capital of the Company. Such limitation shall not apply to the guaranties set forth in Sections 7.2 (Corporate Issues and Authority of the Sellers), 7.3 (Domination, Profit and Loss Pooling Agreements and other Enterprise Agreements) and 7.5 (No Leakage). The overall liability of each Seller under this Agreement shall in no event exceed the portion of the Purchase Price paid to the respective Seller as set forth in Annex 1.1.2 (column D), except that the liability of each Seller under Section 7.5 (No Leakage) will be unlimited.

8.4 Mitigation

Section 254 of the German Civil Code shall remain unaffected.

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8.5 Third Party Claims

If the Purchaser becomes aware of any claim by a third party (the Third Party Claim) which may give rise to a claim of the Purchaser for a breach of the guaranties pursuant to Section 7, the Purchaser shall without undue delay notify the Sellers of such Third Party Claim and shall provide the Sellers with copies of all documents, other materials and information required by the Sellers and their advisors to evaluate such Third Party Claim. The Purchaser shall procure that neither the Purchaser nor any company affiliated with the Purchaser within the meaning of Section 15 German Stock Corporation Act (the Purchaser’s Affiliates) (including the Companies) makes any admission of liability, compromise, disposal or settlement with regard to the Third Party Claim without prior written consent by the Sellers; such consent not to be unreasonably withheld.

The Sellers shall be entitled, at their own cost, to take any action at their own discretion they deem necessary to defend, contest and/or settle such Third Party Claim in the name and on behalf of the Purchaser or the Purchaser’s Affiliates and the Purchaser shall provide and shall cause any of the Purchaser’s Affiliates to provide all documents, other materials and information required by the Sellers to defend, contest and/or settle such Third Party Claim.

8.6 Limitation Periods

All claims for any breach of guaranties of the Sellers pursuant to Section 7 above shall become time-barred (verjähren) twelve months after the Closing Date, except for claims based on a breach of the guaranties given under Sections 7.2 (Corporate Issues and Authority of the Sellers) and 7.3 (Domination, Profit and Loss Pooling Agreements and other Enterprise Agreements) which shall become time-barred three years after the Closing Date. Section 203 of the German Civil Code shall not apply.

8.7 Exclusion of Further Remedies

To the extent permitted by law, any further claims and remedies, other than those for the performance of obligations explicitly provided for in this Agreement and the other rights and remedies explicitly set forth herein, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded. This shall, in particular, but without limitation, apply to any claims for pre-contractual fault (Section 311 para. 2 and 3 of the German Civil Code), claims for breach of contract (Pflichtverletzung aus dem Schuldverhältnis) (except for claims for breach of obligations explicitly provided for in this Agreement other than in Section 7 and Section 8), the right to reduce the Purchase Price (Minderung), the right to rescind this Agreement (Rücktritt), and any liability in tort (Deliktshaftung). Nothing herein shall limit the liability for fraud or willful misconduct (Vorsatz).

8.8 Preservation of Set-Off Right

If and to the extent the Purchaser files a statement of claim pursuant to Sec. 6.1 DIS-Arbitration rules against any of the Sellers with regard to a claim under this Section 8, Section 10 or any other provision of this Agreement, in each case, on or before the applicable limitation period for such claim has expired, the Purchaser’s obligation to make any payment – to the extent they have not already been made – under Section 4 and Section 5 of this Agreement will be suspended (gehemmt). Such suspension will end two months after the final (rechtskräftig) decision in the proceedings commenced, or after they end in any other way.

8.9 Purchase Price Adjustment

Any payments made by the Sellers under this Section 8 in conjunction with Section 7 or Section 10 shall be considered an adjustment of the Purchase Price paid to such Seller.

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SECTION 9

PURCHASER’S GUARANTIES

9.1 Purchaser’s Guaranties

The Purchaser hereby guarantees by way of an independent promise of guaranty pursuant to Section 311 para. 1 of the German Civil Code (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB):

9.1.1 As of the Signing Date, no bankruptcy, insolvency or judicial composition proceedings concerning the Purchaser or Purchaser’s Guarantor have been applied for. To the Purchaser’s best knowledge as of the Signing Date, no circumstances exist which would require an application for any bankruptcy, insolvency or judicial composition proceedings nor do any circumstances exist according to any applicable bankruptcy or insolvency laws which would justify the avoidance of this Agreement.

9.1.2 The execution, delivery and performance by the Purchaser and the Purchaser’s Guarantor of this Agreement and the consummation of the transaction contemplated hereby are within the Purchaser’s and the Purchaser’s Guarantor’s corporate powers and have been duly authorized by all necessary corporate actions of the Purchaser and the Purchaser’s Guarantor and the Agreement is legally valid, binding and enforceable against the Purchaser and the Purchaser’s Guarantor at its terms.

9.2 Indemnification

In the event that the Purchaser is in breach of any guaranty pursuant to Section 9.1, the Purchaser shall indemnify and hold harmless each Seller from any damages incurred by such Seller. All claims of the Sellers arising under this Section 9 shall be time-barred three years after the Closing Date.

SECTION 10

INDEMNITY FOR TAXES

10.1 Definition of Tax

For the purposes of this Agreement:

Tax means (i) any tax (Steuer) within the meaning of Section 3 of the German Fiscal Code (Abgabenordnung), or equivalent tax under the laws of any foreign jurisdiction, imposed by any federal, state or local tax authority competent for the imposition of such tax (each a Tax Authority and collectively the Tax Authorities), (ii) together with any ancillary tax charges (steuerliche Nebenleistungen) (such as e.g. interest, costs, or additions to tax (Steuerzuschläge)) within the meaning of Section 3 para. 4 of the German Fiscal Code and fines relating to taxes (Geldbußen im Zusammenhang mit Steuerordnungswidrigkeiten), or equivalent charges under the laws of any foreign jurisdiction, (iii) any social security charges, in all cases (i) to (iii) irrespective of whether such taxes or charges are owed or required to be paid, withheld or collected by the relevant obligor on its own behalf or on account of a third party (in particular, but not limited to, withholding tax on capital yields and wage tax) including by way of a secondary liability (Haftung), and (iv) any payment obligations under tax indemnity, tax warranty or tax covenant provisions of a share sale and purchase agreement, but excluding, for the avoidance of doubt, deferred taxes and/or notional taxes (such as reduction of tax loss carry forwards or future depreciation).

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Tax Refund means any received repayment of any Tax (whether in cash or by way of set-off or deduction).

Tax Return means any return, declaration or similar document relating to any Tax and to be submitted to any Tax Authority, including any schedule or attachment thereto.

Relevant Tax Proceeding means any Tax assessment notice, other decision of a Tax Authority, notice of Tax audit or investigation, objection, appeal, meeting and material written correspondence with any Tax Authority and courts, if and to the extent the respective Taxes (i) relate to any of the Companies and (ii) relate fully or partly to Indemnified Taxes (as defined in Section 10.2.1 below).

10.2 Tax Indemnification

10.2.1 The Sellers shall indemnify the Purchaser from and against all Taxes if and to the extent they relate to the Companies or the Participation and are allocable to a period ending on or prior to the Effective Date (or portions thereof) (such Taxes the Indemnified Taxes). With regard to Indemnified Taxes, each Seller will be severally (but not jointly) liable in the proportion that the registered share capital of the Company represented by the Shares of such Seller bears to the total registered share capital of the Company. With respect to Taxes relating to the Participation, the amount of the Indemnified Tax shall be the amount of the relevant Tax (net of any limitation pursuant to Section 10.2.2 if and to the extent applicable) multiplied by the Company’s indirect shareholding percentage (durchgerechnete Beteiligung) as sold under this Agreement.

10.2.2 Sellers shall only be liable for Indemnified Taxes if and to the extent

(a)	the Indemnified Tax is not a Tax Audit Tax that decreased the Initial Purchase Price in accordance with Section 3.1.1; and

(b)	the aggregate amount of the Indemnified Taxes (including, for the avoidance of doubt, the Tax Audit Taxes) exceeds an amount of EUR 5,168,000; and

(c)	none of the Companies nor the Participation has a valid, enforceable and recoverable claim for indemnification in relation to such Indemnified Tax against a third party (other than employees of any of the Companies except for those employees who hold a share in Seller 2 or Seller 3).

10.2.3 Sellers shall not be liable for Indemnified Taxes if and to the extent

(a)	the Indemnified Tax is caused or increased by a reorganization or other measure initiated or executed after the Closing Date by the Purchaser or any of the Companies or the Participation provided such reorganisation or other measure legally relates to (i.e., has for tax purposes a retroactive impact – steuerlich rückwirkend—on) a period ending on or prior to the Effective Date (e.g., but not limited to, a change of the exercise of any Tax election rights which is made for a fiscal year which pertains to a period ending on or prior to the Effective Date, or a transaction which for tax purposes has a retroactive effect to a period ending on or prior to the Effective Date by operation of law); for the avoidance of doubt, this Section 10.2.3 (a) shall not apply to any change in the transfer pricing policy for periods after the Effective Date, any reorganization of any of the Companies or the Participation which takes effect for Tax purposes only from a date after the Effective Date, or the request that a tax field audit is conducted; or

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(b)	the Indemnified Tax corresponds to or can be offset against future Tax reductions (Steuerminderungen) arising after the Effective Date at the level of the Purchaser or any of the Companies or the Participation and out of a circumstance having triggered a Tax indemnification claim, including but not limited to reciprocal effects (Wechselwirkungen) resulting e.g. from the extension of depreciation periods or higher depreciation allowances (Phasenverschiebung) or from transfer of items relevant for Indemnified Taxes (e.g. turnover, income, expenses, VAT payable corresponding with a VAT refund) into another calendar year or transfer of Tax items from one entity to another entity; if Sellers claim that there is a specific Tax reduction arising after the Effective Date at the level of the Purchaser or any of the Companies or the Participation out of the circumstance having triggered the Tax indemnification claim, there will be a rebuttable presumption (widerlegbare Vermutung) that the relevant circumstance gives rise to the claimed specific Tax reduction; it being understood that Purchaser’s Tax indemnification claim shall be reduced by the net present value of such Tax reduction determined as at the time the respective Indemnified Tax is assessed, such net present value to be determined on the basis of the Tax rate applicable at that time and a discount rate of 5 % p.a.

For the avoidance of doubt, the Sellers shall not indemnify the Purchaser for Taxes other than the Indemnified Taxes.

10.2.4 Indemnification payments due by the Sellers under this Section 10 shall be made three Business Days prior to the due date of the Indemnified Tax but not earlier than ten Business Days following written notice by the Purchaser of the assessment of an Indemnified Tax by a Tax Authority or a court of proper jurisdiction and the Sellers have received a copy of the underlying Tax assessment.

10.3 Tax Covenants

The Purchaser covenants to the Sellers that after the Closing Date the Purchaser will not, and will not cause or permit any of its Affiliates (including, without limitation, after the Closing the Companies) to,

(a)	take any action that gives rise to an additional Tax liability of the Sellers, their Affiliates or the Companies or results in any increase thereof or in the loss or the reduction of any Tax Refund of the Companies or the Participation;

(b)	– if it has an impact on Indemnified Taxes or a Relevant Tax Proceeding relating thereto – make or change any Tax election, amend any Tax return or take any Tax position, take any action, omit to take any action or carry out any transaction, merger or restructuring that would increase any Tax liability of the Companies;

however, in each case only if the relevant action as set forth under lit. a or lit. b legally relates to (i.e., has for tax purposes a retroactive impact – steuerlich rückwirkend—on) a period ending on or prior to the Effective Date (e.g., but not limited to, a change of the exercise of any Tax election right which is made for a fiscal year which pertains to a period ending on or prior to the Effective Date, or a transaction which for tax purposes has a retroactive effect to a period ending on or prior to the Effective Date by operation of law) and unless (i) the relevant action as set forth under lit. a or lit. b is compelled by mandatory law and the Purchaser has given sufficient opportunity to the Sellers to intervene or (ii) the Sellers have given their prior written consent to the Purchaser. For the avoidance of doubt, this Section 10.3 shall not apply to any change in the transfer pricing policy for periods after the Effective Date, any reorganization of any of the Companies which takes effect for Tax purposes only from a date after the Effective Date or the request that a tax field audit is conducted.

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10.4 Tax proceedings after Closing

10.4.1 After the Closing Date, the Purchaser shall prepare and file (or cause the Companies to prepare and file), when due, all Tax Returns required to be filed by or on behalf of the Companies with respect to any period ending on or prior to the Effective Date. The Purchaser shall provide, or cause to be provided, drafts of such Tax Returns not later than 25 Business Days before filing in order to enable Sellers to review such Tax Returns and provide comments thereon to the Purchaser. All such Tax Returns and any amendments to all Tax Returns filed by the Companies which relate to any period ending on or prior to the Effective Date shall require the prior written consent of Sellers and shall, if Sellers and the Purchaser fail to reach an agreement thereon, be prepared and filed in accordance with Sellers’ instructions, except if and to the extent these instructions do not comply with mandatory law. The consent of Sellers is deemed to be granted if Sellers do not provide the Purchaser within 20 Business Days after having received the draft Tax Return with reasonably detailed written instructions in respect of the filing of the Tax Return.

10.4.2 After the Closing Date, the Purchaser shall within seven Business Days after receipt notify the Sellers of any announcement and commencement of any Relevant Tax Proceeding. Such notice shall be made in writing, shall contain factual information describing the object of the Relevant Tax Proceeding in reasonable detail and shall include copies of any assessment, notice or other document received from any Tax Authority related to the respective Indemnified Tax.

10.4.3 The Purchaser shall fully cooperate and cause the Companies to cooperate with the Sellers with respect to all Relevant Tax Proceedings; in particular, the Purchaser shall, and shall procure that the Companies (i) give the Sellers and the Sellers’ advisors bound by professional confidentiality the opportunity to participate from the beginning on in all Relevant Tax Proceedings, (ii) upon Sellers’ request, challenge and litigate any Tax assessment or other decision of any Tax Authority or Tax court if and to the extent such assessment or decision relates to any of the Companies and is allocable to a period ending on or prior to the Effective Date (or portions thereof), and (iii) comply with any instructions given by Sellers in relation to the conduct of the Tax Proceedings referred to in (i) and (ii) above as far as such instructions comply with mandatory law.

10.4.4 If the Sellers elect by a written request to lead an appeal and/or Tax court proceeding against a Tax assessment relating to a Relevant Tax Proceeding (Tax Litigation) on their own or through counsel of their choice and at their expense, then the Purchaser shall, to the extent legally permissible, promptly authorize, and shall cause the respective Companies to authorize (by power-of-attorney and such other documentation as may be necessary or appropriate) the designated representative of the Sellers to represent the Purchaser and the respective Companies in the Tax Litigation. If the Sellers have elected to lead a Tax Litigation, Sellers shall keep the Purchaser informed of the status and outcome of the Tax Litigation without undue delay; in particular, Sellers shall provide the Purchaser with copies of all material written correspondence with the respective Tax Authorities and/or Tax court which relate to the Tax Litigation. In any case the Purchaser shall procure that after the Closing Date (i) no material document or other material written information related to Indemnified Taxes or Relevant Tax Proceedings is submitted to any Tax Authority or Tax court without the prior written consent of the Sellers, which shall not be unreasonably withheld, and that (ii) no Relevant Tax Proceeding is settled or becomes time-barred without the prior written consent of the Sellers.

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10.4.5 When exercising their rights under Section 10.4 the Parties shall act in good faith and take into account the other Parties’ reasonable interests. Sellers shall in particular not exercise or change any Tax election rights (steuerliche Wahlrechte) or change any depreciation method in deviation from past practice.

10.4.6 Any reasonable external costs and expenses incurred by the Purchaser or any of the Companies and directly caused by the actions and measures requested by the Sellers under Section 10.4 shall be borne by the Sellers and shall be reimbursed to the Purchaser.

10.5 Tax Refunds

10.5.1 The Purchaser shall – unless the amount has already excluded or reduced the indemnification pursuant to Section 10.2.3(b) – reimburse to the Sellers

(a)	any Tax Refund received by the Purchaser or any of the Companies or the Participation after the Effective Date if and to the extent the Tax Refund relates to the Companies or the Participation and is allocable to a period ending on or prior to the Effective Date (or portions thereof), unless the aggregate amount of the Tax Refunds does not exceed the amount of EUR 39,000; any reimbursement payable by Purchaser pursuant to this Section 10.5.1(a) shall be reduced by the amount of (i) any Taxes levied on the receipt of the Tax Refund which are payable by the Purchaser or any of the Companies or the Participation, (ii) any Tax increases (Steuererhöhungen) suffered by any of the Companies or the Purchaser or the Participation arising after the Effective Date at the level of the Purchaser, any of the Companies or the Participation and out of a circumstance having triggered the Tax Refund (as to the calculation of such Tax increases Section 10.2.3(b) shall apply accordingly), and (iii) any payment made to [REDACTED] under the share sale and purchase agreement dated 17/18 May 2006 (notarial deed No. E 73/2006 of the notary Peter Erbacher, Frankfurt am Main) by any of the Companies in respect of such Tax Refund (if and to the extent such payment is made to [REDACTED] after Purchaser had reimbursed the relevant Tax Refund to Sellers, Sellers shall repay the relevant Tax Refund to Purchaser); any payments received by any of the Companies after the Effective Date under tax indemnity, tax warranty or tax covenant provisions of a share sale and purchase agreement, shall constitute a Tax Refund if and to the extent the relevant Tax is allocable to a period ending on or prior to the Effective Date (or portions thereof); or

[NOTE: Party to share sale and purchase agreement redacted from Section 10.5.1(a).]

(b)	the amount by which the amount of EUR 5,168,000 exceeds the aggregate amount of the Indemnified Taxes (including, for the avoidance of doubt, the Tax Audit Taxes); any reimbursement payable by Purchaser pursuant to this Section 10.5.1(b) shall be reduced by the amount of any Taxes levied on the relating dissolution of the relevant Tax liabilities or Tax accruals which are payable by the Purchaser or any of the Companies or the Participation.

10.5.2 With respect to claims under this Section 10.5.1 relating to the Participation, Section 10.2.1 last sentence shall apply mutatis mutandis. The Purchaser shall, and shall procure that the Companies will, without undue delay notify the Sellers in writing of the receipt of any Tax Refund and about any Tax accrual or Tax liability dissolved or dissolvable in the meaning of Section 10.5.1(b).

10.5.3 Any amount payable to Sellers pursuant to this Section 10.5 shall be due and payable ten Business Days after the Tax Refund has been refunded (including by way of set-off or deduction) to the Purchaser or one of the Companies or the respective Tax liability or accrual has been or can be dissolved on the basis of a final and non-appealable (formell und materiell bestandskräftig) tax assessment.

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10.6 Limitations

10.6.1 All claims under this Section 10 shall become time-barred upon expiration of a period of six months after the respective Indemnified Tax became un-appealable and binding (formell und materiell bestandskräftig), at the latest, however, on 31 December 2014. In respect of Tax Refunds which have been received at the latest on 31 December 2014, the Sellers’ rights under Section 10.5 shall not become time-barred prior to three months after the Sellers have been notified in writing by the Purchaser that the respective Tax Refund has been received. Section 203 of the German Civil Code (BGB) shall not apply.

10.6.2 If the Purchaser fails to comply with any of its obligations under Section 10.4, the Sellers shall not be liable under Section 10 if and to the extent the liability of the Sellers had been avoided or reduced if Purchaser had not failed to comply with such obligation. If and to the extent that (i) Tax Returns were filed or amended without the consent of the Sellers where required pursuant to Section 10.4.1, (ii) a notification to be made is not made within the periods set forth in Section 10.4.1 and 10.4.2, (iii) Sellers are not provided with the information to be provided pursuant to Section 10.4 to the extent the information is required for the Sellers to effectively exercise their other rights under Section 10.4, (iv) Purchaser did not comply with Sellers’ instructions where required pursuant to Section 10.4 or (v) in case of any comparably material non-compliance by Purchaser with obligations under Section 10.4, it will be rebuttably presumed (widerlegbar vermutet) that the liability of the Sellers would have been avoided or reduced if Purchaser had complied with such obligation. This Section 10.6.2 applies to each Seller only if and to the extent that Purchaser’s failure to comply with any of its obligations set forth in Section 10.4 specifically relates to this specific Seller, and the liability of a Seller shall not be limited pursuant to this Section 10.6.2 if and to the extent that Purchaser’s failure relates to another Seller.

10.6.3 The aggregate liability of the Sellers under this Section 10 shall be limited to the higher of (i) EUR 30,000,000, and (ii) the sum of (y) the Earn-Out Payments and (z) the Milestone Payments. The liability of each Seller under this Section 10 shall be limited to a fraction of the aforementioned caps under (i) and (ii) respectively which corresponds to its proportionate share in the share capital of the Company. The liability of the Purchaser under this Section 10 shall be limited to the higher of (i) EUR 30,000,000, and (ii) the sum of (y) the Earn-Out Payments and (z) the Milestone Payments.

10.7 Purchase Price Adjustment

Any payment to be made pursuant to this Section 10 shall be treated as an adjustment of the Initial Purchase Price.

SECTION 11

COVENANTS

11.1 Compliance with German Foreign Trade Law; Application for Certificate of Compliance

11.1.1 Unless already filed prior to the Signing Date, the Purchaser shall file a written application for a certificate of compliance (Unbedenklichkeitsbescheinigung) pursuant to Section 53 para. 3 sentence 1 of the AWV within 15 Business Days after the Signing Date. The Purchaser shall submit to the Sellers a complete copy of the application. The Parties shall cooperate in the preparation of the application and in case of queries of the German Federal Ministry of Economics and Technology so that the certificate of compliance (Unbedenklichkeitsbescheinigung) may be issued as soon as possible.

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11.1.2 If the German Federal Ministry of Economics and Technology informs the Purchaser that it has decided to commence a formal investigation pursuant to Section 53 para. 1 sentence 1 of the AWV, the Purchaser shall deliver the complete documentation within the meaning of Section 53 para. 2 sentence 1 and 2 of the AWV to the German Federal Ministry of Economics and Technology without undue delay. The Sellers shall use their best efforts to support the Purchaser in compiling this documentation.

11.1.3 To avoid a prohibition, in whole or in part, of the acquisition of the Shares pursuant to Section 7 para. 1 and 2 no. 6 of the AWG in connection with Section 53 of the AWV, the Parties shall closely cooperate in any negotiations with the German Federal Ministry of Economics and Technology. The Parties shall provide each other with copies of any correspondence with the German Federal Ministry of Economics and Technology as well as with copies of any possible written statement, order or decision by the Federal Ministry without undue delay.

11.1.4 If the German Federal Ministry of Economics and Technology is prepared to issue a certificate of compliance (Unbedenklichkeitsbescheinigung) or refrain from prohibiting the acquisition or from issuing binding orders (Anordnungen) in this regard only subject to the satisfaction of conditions or preconditions (Bedingungen oder Auflagen) by the Purchaser, the Purchaser shall be obliged to fulfil such additional conditions or preconditions at its own costs and risk, unless such conditions or preconditions, taking into account any actions taken or that can reasonably be taken to cure or limit the effect of any such conditions or preconditions, have or may reasonably be expected to have such a material adverse effect on the net worth, financial condition, results of operations (Vermögens-, Finanz- oder Ertragslage) of the Companies and the Purchaser’s group (taken as a whole) that the Purchaser may no longer reasonably be expected to consummate the transaction contemplated herein.

11.1.5 If and to the extent the Federal Ministry of Economics and Technology prohibits the acquisition of the Shares by the Purchaser or issues binding orders (Anordnungen) in relation to such acquisition, the Purchaser shall without undue delay upon request of the Sellers invoke appropriate legal remedies and make all efforts necessary in order to obtain clearance of the acquisition by the German Federal Ministry of Economics and Technology. The Sellers shall be entitled, but not required, to invoke any legal remedy against such prohibition or orders available to it, or to participate in any proceedings initiated by the Purchaser.

11.1.6 The right of withdrawal (Rücktrittsrecht) pursuant to Section 6.3 and the Parties’ obligations pursuant to Sections 12 (Confidentiality and Press Releases), 14 (Purchaser’s Guarantor), 15 (Costs and Taxes), 16 (Notices) and 17 (Miscellaneous) shall survive even if the German Federal Ministry of Economics and Technology prohibits the acquisition of the Shares and, thus, pursuant to Section 31 of the AWG the agreement on the acquisition of the Shares is no longer legally effective (die Rechtswirkungen des Rechtsgeschäfts über den schuldrechtlichen Erwerb entfallen).

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11.2 Merger Control Proceedings; Other Regulatory Requirements

11.2.1 The Purchaser and, where applicable, the Sellers shall ensure that any initial filings to be made with the competent merger control authorities or other public authorities in the United States of America and China, to the extent they have not already been made prior to the Signing Date, will be made within one month after the Signing Date, unless the applicable laws and regulations require an earlier filing. Where possible, such filings shall be made by the Purchaser and the Sellers jointly. In all other cases, such filings shall be made by the Purchaser on behalf of all Parties, provided, however, that the contents of such filings shall require prior written approval of the Sellers, which shall not be unreasonably withheld. In case separate filings by the Purchaser and the Sellers are required, the Parties will make such separate filings. In order to obtain all requisite clearances (including as a result of the expiry of any applicable waiting period) for the transaction contemplated by this Agreement under merger control laws, all Parties shall: (i) reasonably cooperate in all respects with each other in the preparation of any filing or notification and in connection with any submission, investigation or inquiry, (ii) without undue delay provide all other Parties with copies of any material correspondence with the merger control or other public authorities and with copies of any written statement, order or decision of such authorities, (iii) comply as promptly as possible with all reasonable requests from the competent authorities, and (iv) closely cooperate in any discussions and negotiations with the competent authorities with the objective to obtain clearance or to cause any applicable waiting periods to commence and expire for the transaction contemplated by this Agreement in the shortest time period possible. To the extent that this Section 11.2.1 requires the Parties to exchange competitively sensitive information, the information shall only be exchanged between the respective antitrust advisors of the Parties. The Parties may waive (zurücknehmen) filings with the competent authorities or agree with such authorities on the extension of any examination period only with the express prior written consent of the respective other Parties.

11.2.2 If the competent authorities in the United States of America are prepared to grant their approval only subject to compliance with specific conditions or obligations to be imposed upon the Purchaser or the Companies, the Purchaser shall offer (or accept the imposition of) such conditions and obligations at its own cost and risk, unless such conditions or obligations, taking into account any actions taken or that can reasonably be taken to cure or limit the effect of any such conditions or obligations, have or may reasonably be expected to have such a material adverse effect on the net worth, financial condition, results of operations (Vermögens-, Finanz- oder Ertragslage) of the Companies and the Purchaser’s group (taken as a whole) that the Purchaser may no longer reasonably be expected to consummate the transaction contemplated herein. The Purchaser shall offer, consent to, and comply with, and shall ensure that any Purchaser’s Affiliates will, offer, consent to, and comply with, any obligations or conditions, commitments or other agreements required by the competent merger control authority in the United States of America as a condition to the clearance of the transactions contemplated hereby, unless such conditions or obligations, taking into account any actions taken or that can reasonably be taken to cure or limit the effect of any such conditions or obligations, have or may reasonably be expected to have such a material adverse effect on the net worth, financial condition, results of operations (Vermögens-, Finanz- oder Ertragslage) of the Companies and the Purchaser’s group (taken as a whole) that the Purchaser may no longer reasonably be expected to consummate the transaction contemplated herein. The Purchaser further agrees to defend through litigation on the merits any claim asserted in court by the competent US merger control authorities in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing to occur prior to 31 May 2013; provided, however, that such litigation in no way limits the obligation of the Purchaser to accept or offer conditions or obligations as per the preceding sentence in order to close the transaction contemplated hereby prior to 31 May 2013. If the competent merger control authorities in China are prepared to grant their approval only subject to compliance with specific conditions or obligations to be imposed upon the Purchaser or the Companies, the Purchaser shall consider in good faith whether or not to accept any such condition or obligation, but will not be required to accept any such condition or obligation.

11.2.3 If on the Closing Date any merger control approval or any other governmental consent, approval or waiver that may be required under applicable law in any jurisdiction (other than USA and China) in order to effect the Closing has not been obtained, the Sellers and the Purchaser shall consummate the Closing. The Sellers and the Purchaser shall in such case agree on all appropriate measures, including “hold separate” arrangements, regarding the business affected, in order that the relevant jurisdiction can be exempted from the consummation of the transaction until the required consents and approvals have been obtained.

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11.3 Locked Box Concept

The Sellers shall procure that no Leakage, other than Permitted Leakage, occurs with respect to any of the Companies between the Signing Date and the Closing Date that is not cured until the Closing Date.

11.4 Other Pre-Closing Covenants of the Sellers

11.4.1 Between the Signing Date and the Closing Date, the Sellers shall procure, to the extent permissible under applicable law, that the Companies shall conduct their business operations in the ordinary course of business and substantially in the same manner as before, in particular, to use commercially reasonable efforts to ensure continuity in the relationships with suppliers and customers, except where the Purchaser consents in writing to another action. The Purchaser shall not unreasonably withhold or delay its consent. In particular the Companies shall not, between the Signing Date and the Closing Date without the Purchaser’s consent:

(a)	merge, spin-off or conduct any similar corporate reorganization or any other material restructuring of the business organization of any of the Companies (whether or not requiring any corporate action);

(b)	issue any share capital or other securities, or grant any option or other right to acquire such securities, or issue similar interest to an entity which is not part of the Companies;

(c)	dispose of any share capital in the Companies, or acquire any share capital or similar interest in any other company or incorporate any new companies;

(d)	acquire (i) a shareholding in any other entity or any business or (ii) any business or material portion thereof;

(e)	grant any suretyships (Bürgschaften), guaranties, security collateral (Sicherungsübereignungen) or similar collateral outside the ordinary course of business and the limits provided for in the Senior Facilities Agreement (as defined in Section 11.5.1 below);

(f)	make or undertake to make any fixed asset investments exceeding an amount of EUR 150,000 per case;

(g)	submit any binding offers or enter into any contracts with a sales volume in excess of EUR [REDACTED], or that, when taken together with other sales contracts, would reduce the volumes of uncommitted inventory at Closing below the following levels: [REDACTED];

[NOTE: Sales volume figure and uranium inventory figures redacted from Section 11.4.1(g).]

(h)	purchase, sell or encumber any buildings, real property or similar property rights (grundstücksgleiche Rechte);

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(i)	enter into, amend or terminate any works agreements of material relevance;

(j)	make any advance or extend any loan to an entity which is not part of the Companies outside the ordinary course of business;

(k)	change any compensation or benefit or the terms of employment of any Key Employee or of a significant number of other employees, other than in the ordinary course of business;

(l)	implement or change any pension or other employee benefit plan;

(m)	incur any indebtedness for borrowed money or any other financial debt (other than uranium derivative transactions within the limits provided for in the Senior Facilities Agreement (as defined in Section 11.5.1 below)), other than any indebtedness under existing credit lines or other arrangements existing on the Effective Date, in amounts and on terms consistent with past practice;

(n)	change any method of accounting or accounting practice or policy, other than as required by a concurrent change of general accounting principles;

(o)	reduce or materially change the existing insurance coverage;

(p)	enter into any of the legally binding agreements referred to in Sections 5.1.1(a) and 5.1.1(b);

(q)	commit to do any of the foregoing.

11.4.2 The Sellers shall procure that the Companies remain insured until the Closing Date in substantially the same way as they are on the Signing Date and that all premiums due for such insurances are duly and timely paid.

11.4.3 The Sellers shall ensure that all agreements between the Companies on the one hand and the Sellers or any Affiliate of the Sellers (excluding any of the Companies and the Participation) on the other hand will be terminated without any costs for the Companies and the Participation on or before Closing. The Sellers shall further ensure that on or before Closing, [REDACTED] will repay any outstanding amount including interest thereon under the EUR [REDACTED] credit facility agreement dated 7 November 2011 entered into between [REDACTED] and the Company. [NOTE: Name of debtor and amount of credit facility redacted from Section 11.4.3.]

11.4.4 The Sellers agree that on the Closing Date all claims of the Sellers against the Companies or the Participation of whatever legal nature, whether present or future, actual or contingent, known or unknown, will fully and finally be settled and released.

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11.5 Senior Facilities Agreement

11.5.1 The Purchaser is aware that (i) the Company and certain of its subsidiaries as original borrowers and/or original guarantors have entered into a EUR [REDACTED] senior facilities agreement, comprising two term loan facilities with an initial aggregate amount of EUR [REDACTED], a revolving credit facility in an initial amount of EUR [REDACTED] (meanwhile reduced to EUR [REDACTED]) and a bank guarantee facility in an initial amount of EUR [REDACTED] (meanwhile cancelled in full), dated 14 June 2007, as amended from time to time, last amended and restated pursuant to the third amendment agreement dated 18 January 2012, with [REDACTED] as arranger, [REDACTED] as agent, security trustee and lender and certain financial institutions as issuing banks and original lenders (the Senior Facilities Agreement), (ii) the Company as obligor, has entered into a security trust agreement dated 14 June 2007 with, inter alia, the Sellers as security providers and [REDACTED] as agent, security trustee and lender (the Security Trust Agreement), (iii), in accordance with the Senior Facilities Agreement and the Security Trust Agreement, the Shares have been pledged as collateral under the Senior Facilities Agreement pursuant to the share pledge agreements dated 14 June 2007 and 31 January 2012 between the Company, the Sellers and, inter alia, [REDACTED] (the Share Pledge Agreement), (iv), in accordance with the Senior Facilities Agreement and the Security Trust Agreement, the shares of the Subsidiaries have been pledged by the respective shareholders as additional collateral under the Senior Facilities Agreement pursuant to additional share pledge agreements dated 14 June 2007 (the Additional Share Pledge Agreements) and (v), in accordance with the Senior Facilities Agreement and the Security Trust Agreement, the Companies have granted various other security interests over their material assets as additional collateral under the Senior Facilities Agreement (all security and collateral granted in connection with the Senior Facilities Agreement and the Security Trust Agreement, including the pledges under the Share Pledge Agreement and the Additional Share Pledge Agreement, the Financing Collateral, and all agreements for the purpose of granting, or otherwise relating to, the Financing Collateral, the Financing Collateral Agreements, and the Financing Collateral Agreements, together with the Senior Facilities Agreement and the Security Trust Agreement, the Financing Agreements, and the finance parties thereto (as they may be defined therein) the Finance Parties). The Purchaser is further aware that (i) the transfer of the Shares as contemplated by this Agreement constitutes a change of control under the Senior Facilities Agreement as defined in the Senior Facilities Agreement, (ii) such change of control will trigger a prepayment event under the Senior Facilities Agreement, (iii) any loans outstanding under the Senior Facilities Agreement are to be prepaid and (iv) cash cover needs to be provided in respect of any bank guarantees issued and outstanding under any ancillary facility made available by a lender under the Senior Facilities Agreement (the Ancillary Facility Guarantees) if and to the extent that no other arrangement, including the delivery of a counter-guarantee or an agreement pursuant to which the Ancillary Facility Guarantee shall be continued on a bilateral basis, has been reached to the satisfaction of the bank which has issued such Ancillary Facility Guarantee (such agreement a Bilateral Extension).

[NOTE: Euro amounts of facilities and names of financial institutions redacted from Section 11.5.1.]

11.5.2 The Purchaser is aware that the Companies have in the past made both prepayments and scheduled repayments of term loan facilities. They have inter alia made a repayment in the amount of EUR 39,200,000 on 19 March 2012. The Companies intend to make further prepayments and repayments in the future. The Parties agree that the Companies shall be entitled to make such payments in line with past practice until the Closing.

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11.5.3 Unless and until the Purchaser has notified the Sellers in accordance with Section 11.5.4 (in particular the time period set out therein) that it will continue the financing under the Financing Agreements in whole or in part, the Sellers shall provide the Purchaser at Closing with an executed original of a final security release agreement (the Purchaser Release Agreement) pursuant to which, subject to the payment in full of the Pay-Off Amount (as defined below) set forth in or with reference to the Purchaser Release Agreement, all Financing Collateral will be immediately released and, as applicable, cancelled, reassigned or retransferred to the relevant party having constituted such security interest. The Parties agree that the Pay-Off Amount (the Pay-Off Amount) will be the aggregate amount of all claims payable under the Financing Agreements (including principal, interest, commitment and other recurring fees then due and including all such amounts then outstanding and due under any ancillary facilities, any break costs, prepayment fees or penalties, settlement costs, compensation payments, damages or similar claims in connection with the prepayment and/or termination of the Financing Agreements) as of the anticipated Closing Date (the Anticipated Closing Date). The Purchaser is aware that currency hedging agreements have been entered into by the Companies in relation to the Senior Facilities Agreement. The Parties agree that the Purchaser may discuss and agree with the Companies whether to use those hedging agreements to swap the US-Dollar payment into Euros for the payment of the Pay-Off Amount, and the Purchaser is aware that those hedging agreements will have to be settled if they are not used for this purpose. The Purchaser Release Agreement shall set forth the account or accounts to which the Pay-Off Amount (including any Daily Interest, if applicable)) must be paid (in whole or in parts) (the Pay-Off Accounts). The Sellers shall use commercially reasonable efforts to procure that the Purchaser Release Agreement either sets forth a daily interest payable in connection with the Senior Facilities Agreement and the Pay-Off Amount should Closing not occur on the Anticipated Closing Date but be delayed for any reason (the Daily Interest) or sets forth that the Release Amount will not only be calculated for the Anticipated Closing Date but for a certain number of days following the Anticipated Closing Date, and that the Companies, or the Purchaser on their behalf, are permitted to prepay and/or repay the Release Amount on, or within a reasonable period after, the Anticipated Closing Date without the giving of any further notice or the observation of any notice or other periods. The Sellers shall further use commercially reasonable efforts to procure that the Purchaser Release Agreement provides that, subject to the full payment of the Pay-Off Amount, all of the Sellers’ and the Companies obligations and liabilities under or in connection with the Financing Agreements are unconditionally and irrevocably discharged in full and all Financing Agreements terminated. Otherwise, the Purchaser Release Agreement shall be materially in a customary form that gives effect to its provisions and comply with the requirements of applicable law. The Sellers shall procure that the Pay-Off Amount and a copy of the executed, or the final draft of the, Purchaser Release Agreement is provided to the Purchaser no later than 4 Business Days prior to the Closing Date.

11.5.4 The Purchaser will investigate if and to what extent it is interested in continuing the financing under the Financing Agreements in whole or in part. The Sellers shall, and shall procure that the Companies will, permit the Purchaser to discuss and negotiate any such continuation with the Finance Parties. If the Purchaser notifies the Sellers by no later than 31 August 2012 that it will continue the financing under the Financing Agreements in whole or in part,

(a)	the Sellers shall support, and shall use reasonable endeavors that the Companies support (including through entering into agreements and making legal declarations), as far as legally permitted and reasonably requested by the Purchaser, the Purchaser in relation to the continuation of the financing under the Senior Facilities Agreement, provided that the Sellers will in no event be required (i) to incur any financial obligation, or (ii) to procure that any Company enter into any agreement that would become effective before the completion of the Closing, or (iii) to procure that any Company incur any financial obligation that would become effective before the completion of the Closing; and

(b)	the Purchaser shall procure that, by the Closing Date, a release agreement is offered by the relevant Finance Parties with respect to the Share Pledge Agreement whereby the pledges over the Shares and any ancillary rights pledged under the Share Pledge Agreement are released (Aufhebung des Pfandrechts) and the Sellers are released from all their obligations and liabilities resulting from and relating to the Share Pledge Agreement and the Security Trust Agreement (the Seller Release Agreement). The Sellers undertake to, and shall procure that the Companies will, use reasonable efforts to assist the Purchaser with this undertaking.

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11.6 Purchaser’s Post-Closing Undertakings

11.6.1 The Purchaser acknowledges that the Sellers may, from time to time after Closing, need access to ascertain certain accounting, legal and tax records and information held by any of the Companies to the extent such records and information pertain to events occurring or periods prior to the Closing, and the Purchaser shall, and shall cause the Companies to:

(a)	properly retain and maintain such records in accordance with statutory safekeeping periods; and

(b)	allow the Sellers, and their employees and advisors, to inspect, review and make copies of such records from time to time, during normal business hours and at the expense of the Sellers to the extent necessary for the Sellers in connection with any audit, reporting, investigation, third-party dispute or litigation to which they are subject and relating to their shareholding in the Companies.

11.6.2 The Purchaser undertakes to cause each of the Companies to maintain, following the Closing Date, directors’ and officers’ liability insurance (D&O insurance) as will enable each of the persons set forth in Annex 11.6.2 to make claims arising out of any matter, cause or event occurring on or before the Closing Date under those policies on terms and conditions that are, in every respect, no less advantageous to the covered director or officer than the policies in effect at the Signing Date.

11.7 Sellers’ Post-Closing Undertaking

11.7.1 Until and including 31 December 2014, the Sellers shall procure that [REDACTED] will not compete with the Business of any of the Companies directly or indirectly. If [REDACTED] ends his existing contractual relationship with the Companies before the Closing, the Sellers shall further procure that until and including 31 December 2014, [REDACTED] will not compete with the Business of any of the Companies directly or indirectly.

11.7.2 Until and including 31 December 2014, the Sellers shall not, and shall procure that none of its Affiliates and none of the persons set forth in Section 11.7.1, solicit for employment any of [REDACTED].

[NOTE: Names of employees redacted from Section 11.7.]

SECTION 12

CONFIDENTIALITY AND PRESS RELEASES

12.1 Confidentiality; Press Releases; Public Disclosure

12.1.1 The Parties mutually undertake to keep the contents of this Agreement secret and confidential vis-à-vis any third party except to the extent that the relevant facts are publicly known through no fault of the disclosing party or disclosure is required by law or the rules of any stock exchange on which the shares of that Party or any of its Affiliates are listed. In such case, the Parties shall, however, inform each other prior to such disclosure and shall limit any disclosure to the minimum required by statute or the authorities.

12.1.2 The Parties shall, however, have the right to submit any information protected by Section 12.1.1 to their Affiliates to the extent this is necessary for the purposes of the performance or consummation of this Agreement or of the transaction contemplated therein or to the extent such submission is in the respective Party’s legitimate interest (berechtigtes Interesse).

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12.1.3 No press releases or other public announcement concerning the transaction contemplated by this Agreement shall be made by either Party unless the form and text of such announcement shall first have been approved by the other Parties except that—if the other Party is required by law or by applicable stock exchange regulations to make an announcement—it may do so after first consulting with the other Parties.

12.2 Sellers’ Confidentiality

Until 31 December 2014, without prior consent of the Purchaser or any of the Companies, the Sellers shall keep confidential and not disclose to any third party and not use, any business or trade secrets of the Companies and the Business, other than those which have become publicly known through no fault of the Sellers or to the extent that the Sellers are required to disclose as necessary to comply with any legal requirements. In such case, the Sellers shall, however, inform the other Parties prior to such disclosure and shall limit any disclosure to the minimum required by statute or the authorities.

12.3 Purchaser’s Confidentiality

In the unlikely event that this Agreement is terminated without the transaction contemplated hereby having been consummated, the confidentiality agreement dated 22 August 2011 and amended by way of a countersigned letter dated 13 September 2011 shall remain in full force and effect.

SECTION 13

ASSIGNMENT OF RIGHTS AND UNDERTAKINGS

This Agreement and any rights and obligations hereunder may not be assigned and transferred, in whole or in part, without the prior written consent of the other Parties hereto.

SECTION 14

PURCHASER’S GUARANTOR

The Purchaser’s Guarantor hereby guarantees by way of an independent promise of guaranty pursuant to Section 311 para. 1 of the German Civil Code the proper fulfillment of all of the obligations of the Purchaser under or in connection with this Agreement, in particular, but not limited to, the payment of the Initial Purchase Price together with the Additional Purchase Price on the Closing Date and the payment of any earn-out payment pursuant to Sections 4 und 5.

SECTION 15

COSTS AND TAXES

All transfer taxes, stamp duties, costs for the notarization of this Agreement and any other charges and costs which result from this Agreement and the closing of the transaction considered hereby shall be borne by the Purchaser. All charges, costs and fees which result from the filings under the merger control laws, under the AWG and AWV and in compliance with other regulatory requirements, including, but not limited to, the charges, costs and fees of the competent merger control authorities, shall be borne by the Purchaser. Each Party shall bear the costs and fees of its own advisors.

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SECTION 16

NOTICES

16.1 Form of Notice; Addresses

All declarations, notices or other communications under this Agreement (the Notices) shall be done in writing in the English language and delivered by hand or by courier or by facsimile to the person at the addresses set forth below in Annex 16.1, or such other addresses as may be designated by the respective Party to the other Parties in the same manner.

16.2 Copies to Advisors

16.2.1 The receipt of copies of Notices by the Parties’ advisors shall not constitute or substitute the receipt of such Notices by the Parties themselves.

16.2.2 Any Notice shall be deemed received by a Party regardless of whether any copy of such Notice has been sent to or received by an advisor of such Party or the acting notary, irrespective of whether the delivery of such copy was mandated by this Agreement.

SECTION 17

MISCELLANEOUS

17.1 Governing Law; Arbitration

17.1.1 This Agreement shall be governed by, and construed in accordance with, the laws of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

17.1.2 Any dispute, controversy or claim arising from or in connection with this Agreement or its validity shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) as applicable at the time of the arbitral proceedings without recourse to the ordinary courts of law. The place of arbitration shall be Frankfurt am Main. The language of the arbitral proceedings shall be English, provided, however, that written evidence may be submitted in either the English or German language.

17.1.3 In the event that mandatory applicable law requires any matter arising out of or in connection with this Agreement and its execution to be decided upon by an ordinary court of law, the competent courts in Frankfurt am Main shall have the exclusive jurisdiction.

17.2 Business Day

Business Day means a day (other than a Saturday or Sunday) on which banks are open for business in Frankfurt am Main and Luxembourg.

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17.3 Amendments; Supplementations

Any amendment or supplementation of this Agreement, including this provision, shall be valid only if made in writing, except where a stricter form (e.g. notarization) is required under applicable law, in which case such stricter form requirement shall apply.

17.4 Language

17.4.1 Terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation.

17.4.2 Any reference made in this Agreement to any types of companies or participations, proceedings, authorities or other bodies, rights, institutions, regulations or legal relationships (the Legal Terms) under German law shall extend to any corresponding (funktionsgleich) or identical Legal Terms under foreign law to the extent that relevant facts and circumstances must be assessed under such foreign law. Where no corresponding or identical Legal Terms under foreign law exist, such Legal Terms shall be introduced as—functionally—come closest to the Legal Terms under German law.

17.5 Headings; Annexes

17.5.1 The headings and sub-headings of the sections contained herein are for convenience and reference purposes only and shall not affect the meaning or construction of any of the provisions hereof.

17.5.2 All Annexes attached hereto form an integral part of this Agreement.

17.6 Entire Agreement

This Agreement constitutes the full understanding of the Parties and the complete and exclusive statements of the terms and conditions of the Parties’ agreements relating to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, that may exist between the Parties with respect to the subject matter of this Agreement or parts thereof. Side agreements to this Agreement do not exist.

17.7 Severability

Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

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Annex 1.1.2

Shares, Purchase Price

A	B	C	D
No.	Seller	Shares	Share of Purchase Price
1	Advent Energy S.à r.l.	One share in the nominal amount of EUR 25,000 One share in the nominal amount of EUR 5,000 One share in the nominal amount of EUR 1,150 One share in the nominal amount of EUR 350	90%

2	Energie Beteiligungs-Management MEP GmbH & Co. KG	One share in the nominal amount of EUR 2,800	8%

3	Energie Beteiligungs-Management UK MEP GmbH & Co. KG	One share in the nominal amount of EUR 700	2%

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Annex 1.2.1

Subsidiaries of the Company

No.	Subsidiary	Registered offices and registration details	Percentage of share capital directly or indirectly held by the Company
1	NUKEM International GmbH	Registered offices in Alzenau and registered with Commercial Register (Handelsregister) of the Lower Court (Amtsgericht) of Aschaffenburg under HRB 9751	100% (directly held by the Company)

2	NUKEM Holding GmbH	Registered offices in Alzenau and registered with Commercial Register (Handelsregister) of the Lower Court (Amtsgericht) of Aschaffenburg under HRB 9461	100% (indirectly held by the Company through NUKEM International GmbH)

3	NUKEM GmbH	Registered offices in Alzenau and registered with Commercial Register (Handelsregister) of the Lower Court (Amtsgericht) of Aschaffenburg under HRB 6433	100% (indirectly held by the Company through NUKEM Holding GmbH)

4	NUKEM Inc.	Registered offices in Danbury, Connecticut, USA	100% (indirectly held by the Company through NUKEM GmbH)

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Annex 1.2.2

Minority Participation of the Company

No.	Participation	Registered offices and registration details	Percentage of share capital directly or indirectly held by the Company
1	NULUX NUKEM LUXEMBURG GmbH	Registered offices in Luxembourg, Luxembourg, and registered with Commercial and Companies Register (Registre de Commerce et des Sociétés) of Luxembourg under No. B 12118	49.5% (indirectly held by the Company through NUKEM GmbH)

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Annex 3.2.2

Sellers’ bank details

No.	Seller	Bank	Account number IBAN Bank sorting code (BLZ) S.W.I.F.T. code
1	Advent Energy S.à r.l.	[NOTE: Banking information redacted from Annex 3.2.2]

2	Energie Beteiligungs-Management MEP GmbH & Co. KG

3	Energie Beteiligungs-Management UK MEP GmbH & Co. KG

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Annex 4.1.1

Inventory Value True-up Adjustments

The Inventory Value True-up Adjustment shall be calculated as follows:

1. For the Initial Earn-out Period:

[NOTE: Formula for calculating the Inventory Value True-Up Adjustment for the Initial Earn-out Period redacted.]

2. For the Overall Earn-Out Period:

[NOTE: Formula for calculating the Inventory Value True-Up Adjustment for the Overall Earn-out Period redacted.]

Annex 4.1.2

Definition Consolidated EBITDA

1. The term “Consolidated EBITDA” as used in Section 4 of the Agreement means, for any relevant period, consolidated profits of the Group from ordinary activities (as set out in the management accounts under GVC 0000000):

1.1 after adding back any Consolidated Net Finance Charges (to the extent already deducted);

1.2 after adding back any amount of tax on profits, gains or income or payable by any member of the Group (to the extent already deducted);

1.3 after adding back (to the extent otherwise deducted) any amount attributable to any amortisation and any depreciation;

1.4 excluding any items (positive or negative) of a one-off, non-recurring, extraordinary or exceptional nature (including without limitation any Transaction Costs);

1.5 after adding back (to the extent already deducted) any realized effects from currency and interest derivatives unwound prior to maturity;

1.6 after deducting (to the extent otherwise included) any gain over book value arising in favour of a member of the Group in the disposal of any asset (not being any disposals made in the ordinary course of trading) during such period and any gain arising on any revaluation of any asset during such period;

1.7 after adding back (to the extent otherwise deducted) any loss against book value incurred by a member of the Group on the disposal of any asset (not being any disposals made in the ordinary course of trading) during such period any loss arising on any revaluation of any asset during such period;

1.8 after adding back (to the extent not otherwise included) the amount of any dividends or other profit distributions (net of withholding tax) received in cash by any member of the Group during such period from companies which are not members of the Group;

1.9 after deducting the amount of any profit of any member of the Group which is attributable to minority interests;

1.10 after adding back any unrealised exchange losses (to the extent deducted) or deducting any unrealised exchange gains (to the extent included) including those arising on translation of currency debt.

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2. For the purpose of this Annex 4.1.2, the following definitions shall apply. “Accounting Principles” means with respect to the consolidated financial statements those described in Section 4.2.1(a).

“Borrowings” means, at any time, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on repayment or redemption of any indebtedness for or in respect of:

(a) moneys borrowed;

(b) any amount raised by acceptance under any acceptance credit facility;

(c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f) any Treasury Transaction the primary reason of which is to raise finance (and, when calculating the value of that Treasury Transaction, only the market to market value as at the relevant date on which the Borrowings are calculated (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g) any amount of any liability under an advance or deferred purchase agreement the primary reasons behind the entry into the agreement is to raise finance;

(h) any amount raised under any other transaction the primary reason of which is to raise finance; and

(i) (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

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“Consolidated Net Finance Charges” means, for any relevant period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Borrowings whether paid, payable or capitalised by any member of the Group in respect of that relevant period:

(a) excluding any such obligations owed to any other member of the Group;

(b) including any accrued commission, fees, discounts and other finance payments payable by any member of the Group under any interest rate hedging arrangement;

(c) deducting any accrued commission, fees, discounts and other finance payments owing to any member of the Group under any interest rate hedging instrument; and

(d) deducting any accrued interest owing to any member of the Group on any deposit or bank account.

“Group” means the Company, NUKEM International GmbH and NUKEM Holding GmbH and each of their respective consolidated Subsidiaries for the time being.

“Subsidiary” means a subsidiary within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) in relation to any company or corporation, and any company or corporation:

(a) which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b) more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c) which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Transaction Costs” means any fees, costs or charges of a non-recurring nature related to any equity offering, investments, acquisitions or financial indebtedness.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

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For the avoidance of doubt, the Consolidated EBITDA as defined above shall include:

•	realised and unrealised gains and losses from uranium derivatives;

•	realised currency gains and losses (from calculation of the conversion of currency exchanges);

•	realised gains and losses of financial currency derivatives (Zinsswaps) held to majurity;

•	depreciation/value adjustments on inventories.

For the avoidance of doubt, the Consolidated EBITDA as defined above shall not include:

•	unrealised gains and losses of financial currency derivatives;

•	realised gains and losses of financial currency derivatives unwound prior to maturity;

•	realised and unrealised gains and losses of interest swaps from financial derivatives;

•	unrealised or realised gains and losses of any derivatives that are unrelated to Nukem Group’s operating business in its current form;

•	interest accretion from provisions (Zinsanteil Pensions- und Jubiläumsrückstellungen);

•	transaction costs (in connection with the transaction contemplated in this Agreement);

•	income from disposals of non-current assets (Gewinne aus dem Abgang von Anlagevermögen).

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Annex 4.2.1

[NOTE: The Consolidated Financial Statements (defined in Section 4.2.1) redacted.]

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Annex 4.3(f)

Key Employees, Contracts or Business Opportunities

•	Key employees:

[NOTE: List of employees redacted.]

•	Key Contracts :

[NOTE: List of supply and sales contracts redacted.]

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Annex 6.6(a)

Board members and managing directors to resign

No.	Name	Legal entity	Position
1	Wilhelm Plumpe	NUKEM Energy GmbH	Managing Director

2	Wilhelm Plumpe	NUKEM International GmbH	Managing Director

3	Wilhelm Plumpe	NUKEM Holding GmbH	Managing Director

4	Wilhelm Plumpe	NUKEM Inc.	Director, Chairman of the Board

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Annex 6.6(g)

Share assignment agreement

(the Agreement)

by and among

Advent Energy S.à r.l. with registered offices in Luxembourg and registered with the Commercial and Companies Register (Registre de Commerce et des Sociétés) of Luxembourg under No. B 112512

(Seller 1)

Energie Beteiligungs-Management MEP GmbH & Co. KG with registered offices in Hamburg and registered with the Commercial Register (Handelsregister) of the Lower Court (Amtsgericht) of Hamburg under HRA 105490

(Seller 2)

Energie Beteiligungs-Management UK MEP GmbH & Co. KG with registered offices in Hamburg and registered with the Commercial Register (Handelsregister) of the Lower Court (Amtsgericht) of Hamburg under HRA 105446

(Seller 3)

(the Seller 1, the Seller 2 and the Seller 3 each a Seller and collectively the Sellers)

and

Cameco Deutschland Investments GmbH with registered offices in Swisttal and registered with the Commercial Register (Handelsregister) of the Lower Court (Amtsgericht) of Bonn

(the Purchaser)

(the Sellers and the Purchaser each a Party and collectively the Parties)

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PREAMBLE

(A) The Sellers are the sole shareholders of NUKEM Energy GmbH (hereinafter referred to as the Company). The Company is a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany with registered offices in Alzenau and registered with the Commercial Register (Handelsregister) of the Lower Court (Amtsgericht) of Aschaffenburg under HRB 10016.

(B) The registered share capital (Stammkapital) of the Company amounts to EUR 35,000 (in words: thirty-five thousand Euros). The registered share capital is divided into the following shares (Geschäftsanteile) (hereinafter together referred to as the Shares) held by the following shareholders:

(1) Seller 1 holds (i) one share in the nominal amount of EUR 25,000 (in words: twenty five thousand Euro), (ii) one share in the nominal amount of EUR 5,000 (in words: five thousand Euro), (iii) one share in the nominal amount of EUR 1,150 (in words: one thousand one hundred fifty Euro) and (iv) one share in the nominal amount of EUR 350 (in words: three hundred fifty Euro);

(2) Seller 2 holds one share in the nominal amount of EUR 2,800 (in words: two thousand eight hundred Euro); and

(3) Seller 3 holds one share in the nominal amount of EUR 700 (in words: seven hundred Euro).

(C) By means of a sale and purchase agreement regarding the sale and purchase of all shares in NUKEM Energy GmbH dated [•] (deed no. [•]/2012 of the notary [•] in Frankfurt) (hereinafter referred to as the SPA) the Sellers sold the Shares to the Purchaser. Pursuant to Section 2.2.1 of the SPA, the Shares shall be assigned to the Purchaser on the Closing Date within the meaning of Section 6.1 of the SPA.

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The Parties, therefore, agree as follows:

SECTION 1

PAYMENT OF INITIAL PURCHASE PRICE AND ADDITIONAL PURCHASE PRICE

The Parties mutually confirm that as of the day hereof the Sellers have received the Initial Purchase Price and the Additional Purchase Price as defined in the SPA.

SECTION 2

ASSIGNMENT OF SHARES

Each of the Sellers hereby assigns (tritt ab) its respective Shares to the Purchaser. The Purchaser hereby accepts such assignment. The Parties are in agreement that all shares in the Company which are held by the Seller are to be assigned to the Purchaser, even if the nominal amount of individual shares or all of the shares is different from what has been set out in the Recitals under (B).

SECTION 3

COSTS AND TAXES

All transfer taxes, stamp duties, costs for the notarization of this Agreement and any other charges and costs which result from this Agreement and the closing of the transaction considered hereby shall be borne by the Purchaser. Each Party shall bear the costs and fees of its own advisors.

SECTION 4

MISCELLANEOUS

4.1 This Agreement shall be governed by, and construed in accordance with, the laws of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

4.2 Any dispute, controversy or claim arising from or in connection with this Agreement or its validity shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) as applicable at the time of the arbitral proceedings without recourse to the ordinary courts of law. The place of arbitration shall be Frankfurt am Main. The language of the arbitral proceedings shall be English, provided, however, that written evidence may be submitted in either the English or German language.

4.3 In the event that mandatory applicable law requires any matter arising out of or in connection with this Agreement and its execution to be decided upon by an ordinary court of law, the competent courts in Frankfurt am Main shall have the exclusive jurisdiction.

4.4 Any amendment or supplementation of this Agreement, including of this provision, shall be valid only if made in writing, except where a stricter form (e.g. notarization) is required under applicable law, in which case such stricter form requirement shall apply.

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4.5 Sections 12.1, 13, 16, 17.4, 17.5 and 17.6 of the SPA shall apply mutatis mutandis to this agreement.

4.6 Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

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Annex 6.7.2

Closing protocol

[Frankfurt am Main], Germany, this [•]

regarding the

Sale and purchase of all shares in NUKEM Energy GmbH

under the

Sale and purchase agreement regarding the sale and purchase of all shares in

NUKEM Energy GmbH

dated [•] 2012

(deed no. [•]/2012 of notary [•] in [Frankfurt am Main])

SECTION 1

PARTIES

1.1	Advent Energy S.à r.l., Luxembourg, Luxembourg (the Seller 1);	represented by: [•]

1.2	Energie Beteiligungs-Management MEP GmbH & Co. KG, Hamburg, Germany (the Seller 2);	represented by: [•]

1.3	Energie Beteiligungs-Management UK MEP GmbH & Co. KG, Hamburg, Germany (the Seller 3)	represented by: [•]

(the Seller 1, the Seller 2 and the Seller 3 each a Seller and collectively the Sellers); and

1.4	[Kronen Tausend809 GmbH / Cameco Deutschland Investments GmbH], [Frankfurt / Swisttal], Germany (the Purchaser)	represented by: [•]

(the Sellers and the Purchaser each a Party and collectively referred to as the Parties).

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SECTION 2

GENERAL STATEMENTS

2.1 Closing Date

The Sellers and the Purchaser agree that this [•] shall be the Closing Date according to Section 6.1 of the sale and purchase agreement regarding the sale and purchase of all shares in NUKEM Energy GmbH dated [•] (deed no. [•]/2012 of notary [•] in [Frankfurt am Main]) (the SPA).

2.2 Commencement, place

The Closing of the SPA commenced this [•] at [•] CET at the offices of Freshfields Bruckhaus Deringer LLP, at Bockenheimer Anlage 44, 60322 Frankfurt am Main, Germany.

2.3 Definitions

2.3.1 Capitalised terms used in this Closing Protocol which are defined in the SPA shall have the meaning ascribed to them in the SPA, except where explicitly defined otherwise in this Closing Protocol.

2.3.2	In this Closing Protocol Sections of the SPA are referred to as a “SPA-Section” or “SPA-Sections”.

2.4 Timing

The order, in which the following items (documents, actions, declarations) are listed, does not necessarily correspond with the sequence in which they have been executed or completed.

SECTION 3

CLOSING CONDITIONS, NEGATIVE CLOSING CONDITIONS

3.1 German Foreign Trade Act clearance

The Sellers and the Purchaser mutually confirm that the following document was presented within the closing procedure: [Certificate of compliance (Unbedenklichkeitsbescheinigung) from the German Federal Ministry of Economics and Technology] dated [•] (SPA-Section 6.2.1) a copy of which is attached as Annex 3.1.

The Sellers and the Purchaser mutually agree that the Closing Condition set forth in SPA-Section 6.2.1 regarding clearance according to the German Foreign Trade Act (AWG) and the German Foreign Trade Ordinance (AWV) has been duly fulfilled on [•].

3.2 Merger control clearance

The Sellers and the Purchaser mutually confirm that the following documents were presented within the closing procedure: [•] dated [•] and [•] dated [•] (SPA-Section 6.2.2) copies of which are attached as Annex 3.2.

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The Sellers and the Purchaser mutually agree that the Closing Condition set forth in SPA-Section 6.2.2 regarding merger control clearance has been duly fulfilled on [•].

3.3 Receipt of Tax reassessment notices

The Sellers and the Purchaser mutually confirm that the Companies have received the Tax reassessment notices pursuant to SPA Section 6.2.3, copies of which are attached as Annex 3.3.

3.4 No breach of obligations pursuant to SPA-Section 11.4

The Sellers and the Purchaser mutually agree that the Negative Closing Condition set forth in SPA-Section 6.3.1 regarding a breach of any of the obligations pursuant to SPA-Section 11.4 has not been fulfilled.

3.5 No enforceable decision prohibiting the consummation of the transaction

The Sellers and the Purchaser mutually agree that the Negative Closing Condition set forth in SPA-Section 6.3.2 regarding an enforceable decision prohibiting the consummation of the transaction has not been fulfilled.

3.6 Waiver of Closing Conditions and Negative Closing Conditions

For the avoidance of doubt, with their signatures to this Closing Protocol the Sellers and the Purchaser waive all Closing Conditions and Negative Closing Conditions.

SECTION 4

CLOSING ACTIONS

4.1 Delivery of resignation letters

The Sellers have delivered to the Purchaser duly executed resignation letters of [•]. Copies of such resignation letters are attached as Annex 4.1.

The Sellers and the Purchaser mutually acknowledge that the resignation letters have been duly delivered in line with SPA-Section 6.6(a).

4.2 Granting of discharge, appointment of new managing directors

The Sellers and [•] have passed shareholders resolutions in [•] (i) granting discharge to [•] and (ii) appointing [•] as new managing directors of [•]. Copies of such shareholders resolutions are attached as Annex 4.2.

The Sellers and the Purchaser mutually acknowledge that the resolutions for (i) the granting of discharge and (ii) the appointment of new managing directors have been duly passed in line with SPA-Section 6.6(b).

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4.3 Execution of Seller Release Agreement

The Purchaser has notified the Sellers pursuant to SPA-Section 11.5.4. The Purchaser has delivered to the Sellers the duly executed Seller Release Agreement and the Sellers have duly countersigned the Seller Release Agreement and without undue delay notified the Company of the release of the pledges. A copy of the Seller Release Agreement is attached as Annex 4.3.

The Sellers and the Purchaser mutually acknowledge that the Seller Release Agreement has been duly executed in line with SPA-Section 6.6(c).

[4.3 Delivery of Purchaser Release Agreement, payment of Pay-Off Amount

The Purchaser has not notified the Sellers pursuant to SPA-Section 11.5.4. The Sellers have delivered to the Purchaser the executed Purchaser Release Agreement executed by all requisite parties thereto together with all arrangements, declarations and/or notifications to be delivered thereunder to effect the release, reassignment and or retransfer of the Financing Collateral. A copy of the Purchaser Release Agreement is attached hereto as Annex 4.3(a).

The Purchaser has paid to [•] the Pay-Off Amount under the Purchaser Release Agreement. A copy of a bank confirmation regarding the payment of the Pay-Off Amount is attached as Annex 4.3(b).

The Sellers and the Purchaser mutually acknowledge that the Purchaser Release Agreement with all other relevant documents has been duly delivered and the Pay-Off Amount has been duly paid in line with SPA-Section 6.6(d).]

4.4 Payment of Initial Purchase Price and Additional Purchase Price

The Purchaser has paid

•	an amount of EUR [•] (in words: [•] Euro) to [details of Seller 1’s account],

•	an amount of EUR [•] (in words: [•] Euro) to [details of Seller 2’s account], and

•	an amount of EUR [•] (in words: [•] Euro) to [details of Seller 3’s account].

The Sellers hereby confirm that they have received the aforementioned amounts. Copies of the bank confirmations confirming the receipt of these amounts by the Sellers are attached as Annex 4.4.

The Sellers and the Purchaser mutually acknowledge that the Initial Purchase Price and the Additional Purchase Price have been duly paid in line with SPA-Section 6.6(e) and duly received in line with SPA-Section 6.6(f).

4.5 Share transfer

The Sellers and the Purchaser have entered into an agreement for the transfer of the Shares to the Purchaser. A copy of such agreement is attached as Annex 4.5.

The Sellers and the Purchaser mutually acknowledge that the agreement for the transfer of the Shares has been duly entered into in line with SPA-Section 6.6(g).

[4.6	Milestone Payment[s]

[Milestone 1 and/or Milestone 2] have been met. The Purchaser has paid

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•	an amount of EUR [•] (in words: [•] Euro) to [details of Seller 1’s account],

•	an amount of EUR [•] (in words: [•] Euro) to [details of Seller 2’s account], and

•	an amount of EUR [•] (in words: [•] Euro) to [details of Seller 3’s account].

The Sellers hereby confirm that they have received the aforementioned amounts. Copies of the bank confirmations confirming the receipt of these amounts by the Sellers are attached as Annex 4.6.

The Sellers and the Purchaser mutually acknowledge that the Milestone Payments have been duly paid in line with SPA-Section 6.6(h).]

SECTION 5

MISCELLANEOUS

5.1 Governing law, arbitration and language

This Closing Protocol shall be governed by the substantive laws of Germany. The arbitration clause in SPA-Section 17.1.2, the jurisdiction clause in SPA-Section 17.1.3, the and the language clause in SPA-Section 17.4 shall be applicable to this Closing Protocol.

5.2 No effect on SPA

Except as provided otherwise in this Closing Protocol, the SPA shall not be affected by this Closing Protocol and remains in full force and effect.

SECTION 6

COMPLETION

It is herewith confirmed by the Sellers and the Purchaser that the Closing within the meaning of SPA-Section 6.1 has occurred. The Closing is herewith completed and this Closing Protocol has been signed this [•] at            CET in [Frankfurt am Main, Germany].

Advent Energy S.à r.l.

[•]

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Energie Beteiligungs-Management MEP GmbH & Co. KG

[•]

Energie Beteiligungs-Management UK MEP GmbH & Co. KG

[•]

[Kronen Tausend809 GmbH / Cameco Deutschland Investments GmbH]

[•]

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Index of Annexes

Annex [•]	[•]

Annex [•]	[•]

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Annex 7.3

Domination, Profit and Loss Pooling and other Enterprise Agreements

1.	Profit and loss transfer agreement between NUKEM Energy GmbH and NUKEM International GmbH dated 6 December 2007

2.	Profit and loss transfer agreement between NUKEM International GmbH and NUKEM Holding GmbH dated 7 May 2007

3.	Profit and loss transfer agreement between NUKEM Holding GmbH and NUKEM GmbH dated 7 May 2007

4.	Profit sharing agreement between NUKEM GmbH and NUKEM, Inc. dated 23 August 1991

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Annex 7.5.2

Permitted Leakage

[NOTE: List of agreements pursuant to which payments may be made redacted.]

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Annex 7.6

Deviations from ordinary course of business between the Effective Date and the Signing Date

1.	re (a): Following the sale of the Isotopes business the articles of association of the German entities have been modified with respect to the purpose of the company (Gegenstand des Unternehmens), i.e. “trading of isotopes” has been deleted (changes are already reflected in the commercial register);

2.	re (g): purchase of IT-related items and office equipment in a total amount of EUR 132.000.

3.	re (h): [NOTE: List of specific documents redacted.]

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Annex 11.6.2

Persons covered by D&O insurance

•	NUKEM Energy GmbH

[NOTE: Names redacted]

•	NUKEM GmbH

[NOTE: Names redacted]

•	NUKEM Inc.

[NOTE: Names redacted]

Please note that the insurance policy does not contain a list of individuals but rather relies on a broad definition of insured persons, i.e. the list mentioned above may not be an exhaustive list of the individuals actually insured, but, for the avoidance of doubt, it is exhaustive for the purpose of Section 11.6.2.

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Annex 16.1

Addresses

No.	Party	Address
1	Advent Energy S.à r.l.

Advent Energy S.à r.l.

Attn.: Fergal O’Hannrachain

2-4 rue Beck

L-1222 Luxembourg

Luxembourg

Fax no.: +352 266388199;

with a copy to:

Freshfields Bruckhaus Deringer LLP

Attn.: Dr. Stephanie Hundertmark

Potsdamer Platz 1

10785 Berlin

Germany

Fax no.: +49 30 20283 766

2	Energie Beteiligungs-Management MEP GmbH & Co. KG

Energie Beteiligungs-Management MEP GmbH & Co. KG

Attn.: Wilhelm Plumpe

Beim Strohhause 25

20097 Hamburg

Germany

Fax no.: +49 40 386 19487

with a copy to:

Freshfields Bruckhaus Deringer LLP

Attn.: Dr. Stephanie Hundertmark

Potsdamer Platz 1

10785 Berlin

Germany

Fax no.: +49 30 20283 766

3	Energie Beteiligungs-Management UK MEP GmbH & Co. KG

Energie Beteiligungs-Management UK MEP GmbH & Co. KG

Attn.: Wilhelm Plumpe

Beim Strohhause 25

20097 Hamburg

Germany

Fax no.: +49 40 386 19487

with a copy to:

Freshfields Bruckhaus Deringer LLP

Attn.: Dr. Stephanie Hundertmark

Potsdamer Platz 1

10785 Berlin

Germany

Fax no.: +49 30 20283 766

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No.	Party	Address
4	Cameco Deutschland Investments GmbH

c/o Cameco Europe Ltd.

Attn.: Gerhard Glattes

Alpenstrasse 15

CH-6304, Zug

Switzerland

Fax no.: +41 41 720 0232

with a copy to:

Cameco Corporation

Attn.: Sean Quinn

2121 – 11th Street West

Saskatoon, SK

Canada S7M 1J3

Fax no.: +1 306 956 6408

and with a copy to:

Hengeler Mueller

Partnerschaft von Rechtsanwälten

Attn.: Dr. Karsten Schmidt-Hern

Bockenheimer Landstraße 24

D-60323 Frankfurt

Fax no.: +49 69 725773

5	Cameco Corporation

Attn.: Kenneth A. Seitz

2121 – 11th Street West

Saskatoon, SK

Canada S7M 1J3

Fax no.: +1 306 956 6302

with a copy to:

Hengeler Mueller

Partnerschaft von Rechtsanwälten

Attn.: Dr. Karsten Schmidt-Hern

Bockenheimer Landstraße 24

D-60323 Frankfurt

Fax no.: +49 69 725773

NUKEM SPA Deed

This Notarial Protocol was read to the persons appearing, approved by them and signed by them and by the notary in their own hand as follows:

Power of attorney

Advent Energy S.à.r.l.

VOLLMACHT

POWER OF ATTORNEY

Die unterzeichnete

The undersigned

Advent Energy S.à.r.l.

mit Sitz in Luxemburg und eingetragen im Handelsregister (Registre de Commerce et des Sociétés) von Luxemburg unter der Nummer B 112512

(nachfolgend die Gesellschaft)

bevollmächtigt hiermit

with registered offices in Luxembourg and registered with the commercial and companies register (Registre de Commerce et des Sociétés) of Luxembourg under No. B 112512

(hereafter referred to as the Company)

hereby grants power of attorney to

Dr. Stephanie Hundertmark

Dr. Michael Menz

Dominik Rompza

Dr. Marcus Wandrey

Julia Alberta Peters

Dr. Michael Höltmann

jeweils geschäftsansässig

each with place of business at

Freshfields Bruckhaus Deringer LLP

Potsdamer Platz 1

10785 Berlin

(nachfolgend die Bevollmächtigten)

und zwar einen jeden von ihnen einzeln, unter Befreiung von den Beschränkungen des § 181 BGB und mit dem Recht, Untervollmacht zu erteilen,

die Gesellschaft im Rahmen des Verkaufs und der Übertragung sämtlicher Geschäftsanteile an der NUKEM Energy GmbH mit Sitz in Alzenau und eingetragen im Handelsregister des Amtsgerichts Aschaffenburg unter HRB 10016

(hereafter referred to as the Representatives)

each of them individually, under waiver of the restrictions set forth in § 181 of the German Civil Code and with the right to subdelegate his/her power hereunder,

to comprehensively represent the Company with regard to the sale and transfer of all shares in NUKEM Energy GmbH with registered offices in Alzenau and registered with the commercial register of the lower court (Amtsgericht) of Aschaffenburg under

Power of attorney

Advent Energy S.à.r.l.

(nachfolgend NUKEM) an die Cameco Corporation, eine nach kanadischem Recht gegründete Gesellschaft mit Hauptsitz in Saskatoon, Saskatchewan/Kanada oder mit ihr verbundene Unternehmen umfassend zu vertreten.

Jeder der Bevollmächtigten ist insbesondere ermächtigt, auch in notariell beurkundeter Form,

1.	einen Geschäftsanteilskaufvertrag über den Verkauf sämtlicher Geschäftsanteile an der NUKEM abzuschließen, durchzuführen und abzuwickeln;

2.	eine Abtretungsvertrag über Geschäftsanteile an der NUKEM abzuschließen, durchzuführen und abzuwickeln sowie alle anderen Handlungen vorzunehmen und alle Erklärungen abzugeben, die zur Übertragung der Geschäftsanteile an der NUKEM erforderlich sind;

3.	Gesellschafterversammlungen der NUKEM abzuhalten und Gesellschafterbeschlüsse in der NUKEM zu fassen, insbesondere über die Entlastung der Geschäftsführer und Aufsichtsrats-mitglieder und die Bestellung von Geschäftsführern;

4.	sämtliche sonstigen Handlungen vorzunehmen, insbesondere Verträge abzuschließen, zu denen die Gesellschaft nach dem vorstehend unter Ziff, 1 abzuschließenden Geschäfts-anteilskaufvertrag verpflichtet ist oder die zu dessen Umsetzung nach Ansicht der Bevollmächtigten

HRB 10016 (hereafter referred to as NUKEM) to Cameco Corporation, a company established under the laws of Canada with its main office in Saskatoon, Saskatchewan/Canada or any affiliates thereof.

Each of the Representatives is in particular authorised to, also in notarised form,

1.	enter into a share purchase agreement regarding the sale of all shares in NUKEM and to enforce and conduct such agreement;

2.	enter into, enforce and conduct a share transfer agreement regarding the shares in NUKEM and to perform all other actions and make all declarations required to transfer the shares in NUKEM;

3.	hold shareholder meetings of NUKEM and to pass shareholder resolutions in NUKEM, in particular regarding the release of the managing directors and supervisory board members and the appointment of managing directors;

4.	perform all other acts and take all other measures, in particular to enter into agreements, which the Company is obliged to perform or take pursuant to the share purchase agreement mentioned above under section 1 or which are deemed necessary or useful by the Representatives for its

Power of attorney

Advent Energy S.à.r.l.

notwendig oder sinnvoll erscheinen;

5.	alle vorbezeichneten Geschäfte und Rechtshandlungen ein-schließlich des Anteilskaufvertrages und des Abtretungs-vertrages abzuāndern, aufzuheben und neu vorzunehmen.

Jeder der Bevollmächtigten ist ermächtigt, alle Handlungen vorzunehmen sowie Erklärungen (auch in notariellen Urkunden) abzugeben und entgegenzunehmen, die er im Zusammenhang mit sämtlichen der vorgenannten Maßnahmen nach seinem freien Ermessen für notwendig oder zweckdienlich erachtet.

Im Zweifelsfall soll diese Vollmacht umfassend ausgelegt werden, um den Zweck ihrer Erteilung zu verwirklichen.

Im Zweifel gilt die deutschsprachige Fassung dieser Vollmacht.

Diese Vollmacht unterliegt deutschem Recht.

implementation;

5.	amend, rescind and re-execute the aforementioned matters and legal acts including the share purchase agreement and the transfer agreement.

Each of the Representatives is authorised to take any and all actions and to make and to receive any and all declarations (including declarations made in a notarial deed), he/she may, in his/her own discretion, consider necessary or useful in connection with any of the aforementioned actions.

In case of doubt, this power of attorney shall be interpreted extensively in order to realize the purpose for which it is granted for.

In case of doubt, the German language version of this power of attorney shall prevail.

This power of attorney shall be governed by and construed in accordance with the laws of Germany.

Power of attorney

Advent Energy S.à.r.l.

Advent Energy S.à.r.l.

vertreten durch / represented by

Luxemburg/Luxembourg, 10 May 2012	Luxemburg/Luxembourg, 10 May 2012

/s/ Fergal O’Hannrachain Fergal O’Hannrachain Manager	/s/ Jaap Meijer Jaap Meijer Manager

The undersigned notary

hereby legalises

the signature(s)

of Messes Fergal O’HANNRACHAIN and Jaap MEIJER

Belvaux/Luxembourg, on May 10, 2012

CERTIFIED TRUE COPY

Belvaux (Luxembourg), on May 10, 2012

Registre de Commerce
et des Sociétés
Luxembourg

EXTRAIT

Advent-Energy

Numéro d’immatriculation: B 112512

Date d’lmmatriculatlon/d’inscription: 15/12/2005

Dénomination(s) ou raison(s) sociale(s):

Advent Energy

Forme juridique: Société a responsabilité limitée

Siège social:

47, Grand Rue

L-1661 Luxembourg

Indication de I’objet social: La Société a pour objet la prise de participations, sous quelque forme que ce soit, dans des sociétés luxembourgeoises ou étrangères et toutes auires formes de placements l’acquisition par achat, souscription ou toute autre manière ainsi que l’alienation par la vente, echange ou toute autre manière de valeurs mobillères de toutes espèces et la gestion, le controle et la mise en valeur de ces-participations. Un objet supplémentaire de la Société est l’acquisition et la vente de blens immobiliers soit au Grand-Duché de Luxembourg soit à l’étranger ainsi que toutes les opérations liées à des biens immobiliers, comprenant la prise de participations directes ou indirectes dans des sociétés au Luxembourg ou à l’étranger dont I’objet principal consiste dans I’acquisition, le développment. (*)

Capital social / fonds social:

Montant: 199,350,48 EUR

Etat de libération: Entiérement Iibéré

Date de constitution : 05/12/2005

Durée:

Illimitée

Exercice social:

Par exception, l’exercice social ayant débuté en date du 05/12/2005 se terminera en date du 31/12/2005. Du: 01/01 au: 31/12

Associé(s):

Dénomination ou raison sociale: Advent Voltage (Cayman) Limited

Forme juridique: Limited Company

Pays: Caimanes, lies

Siége social de la personne morale:

South Church Street Ugland House, KY- George Town, Grand Cayman

Parts détenues: 19.935.048 parts sociales

Adresse postale: L-2961 Luxembourg Tél (+352) 26 428-1 Fax (+352) 26 42 85 55 www.rcsl.lu

RCSL G.I.E. R.C.S. Luxembourg C24 Slege et gulchets: Centre administralif pierre werner, 18, lue Erasme L-1468 Luxembourg

Page 1/2

Administrateur(s)/gérant(s):

Régime de signature statutaire : La Société est engagée en toutes circonstances, par la signature du gérant unique ou, lorsqu’ils sont plusleurs, par la signature conjointe de deux des gérants.

Organe : Conseil de gérance

Nom : O’Hannrachain Prénom(s) : Fergal

Fonction : Gérant

Adresse privée ou professionnelle de la personne physique :

7, rue Tubis, L - 2629 Luxembourg

Durée du mandat : Indetérminée Date de nomination : 30/11/2011

Nom : MEIJER Prénom(s) : Jaap

Fonction : Gérant

Adresse priyée ou professionnelle de la personne physique :

6, Op der Dresch, L - 8127 Bridel

Durée du mandat : Indéterminée Date de nomination : 01/07/2006

Nom : RISTAINO Prénom(s) : Michael J.

Fonction : Gérant

Adresse privée ou professionnelle de la personne physique :

75, State Street, 29th Floor, USA - MA 02109 Boston

Durée du mandat : Indéterminée Date de nomination : 04/05/2006

(*)	Extrait de I’inscription : Pour le détail priére de se reporter au dossier.

Pour extrait conforme (1)

Luxembourg, le 09/05/2012

Le gestionnaire du registre de commerce et des sociétés (2)

[1]

En application de l’article 21 paragraphe 2 de la lol modifiée du 19 décembre 2002 concernant le registre de commerce et des sociétés ainsi que la complabilité et les comptes annuels des entreprises et I’article 21 du réglement grand-ducal modifié du 23 Janvier 2003 portant exécution de la loi du 19 décembre 2002, le présent extrait reprend au moins la situation à jour des données communiquées au registre de commerce et des sociétés jusqu’a trois jours avant la date démission dudit extrait. Si une modification a été notifiée au registre de commerce et des sociétés entre temps, il se peut qu’elle n’ait pas été prise en compte lors de l’émission de l’extrait.

[2]	Le présent extrait est établi et signé électroniquement.

Le gestionnaire du registre de commerce et des sociétés ne garantit I’authenticité de I’origine et l’intégrité des informations contenues sur le présent extrait par rapport aux informations inscrites au registre de commerce et des sociétés que si le présent extrait comporte une signature électronlque émise par le gestionnaire du registre de commerce et des sociétés.

Page 2/2

Beglaubigte Abschrift

Power of attorney

Energie Beteiligungs-Management MEP GmbH & Co. KG

VOLLMACHT	POWER OF ATTORNEY

Die unterzeichnete	The undersigned

Energie Beteiligungs-Management MEP GmbH & Co. KG

mit Sitz in Hamburg und eingetragen im Handelsregister des Amtsgerichts Hamburg unter HRA 105490	with registered offices in Hamburg and registered with the commercial register of the lower court (Amtsgericht) of Hamburg under HRA 105490

(nachfolgend die Gesellschaft)	(hereafter referred to as the Company)

bevollmächtigt hiermit	hereby grants power of attorney to

Dr. Stephanie Hundertmark

Dr. Michael Menz

Dominik;Rompza

Dr. Marcus Wandrey

Julia Alberta Peters

Dr. Michael Höltmann

jeweils geschäftsansässig	each with place of business at

Freshfields Bruckhaus Deringer LLP

Potsdamer Platz 1

10785 Berlin

(nachfolgend die Bevollmächtigten)	(hereafter referred to as the Representatives)

und zwar einen jeden von ihnen einzeln, unter Befreiung von den Beschränkungen des § 181 BGB und mit dem Recht, Untervollmacht zu erteilen,	each of them individually, under waiver of the restrictions set forth in § 181 of the German Civil Code and with the right to subdelegate his/her power hereunder,

die Gesellschaft im Rahmen des Verkaufs und der Übertragung sämtlicher Geschäftsanteile an der NUKEM Energy GmbH mit Sitz in Alzenau and eingetragen im Handelsregister des Amtsgerichts Aschaffenburg unter HRB 10016 (nachfolgend NUKEM) an die Cameco	to comprehensively represent the Company with regard to the sale and transfer of all shares in NUKEM Energy GmbH with registered offices in Alzenau and registered with the commercial register of the lower court (Amtsgericht) of Aschaffenburg under HRB 10016 (hereafter referred to as

Power of attorney

Energie Beteiligungs-Management MEP GmbH & Co. KG

Corporation, eine nach kanadischem Recht gegründete Gesellschaft mit Hauptsitz in Saskatoon, Saskatchewan/Kanada oder mit ihr verbundene Untemehmen umfassend zu vertreten.	NUKEM) to Cameco Corporation, a company established under the laws of Canada with its main office in Saskatoon, Saskatchewan/Canada or any affiliates thereof.

Jeder der Bevollmáchtigten ist insbesondere ermáchtigt, auch in notariell beurkundeter Fom,	Each of the Representatives is in particular authorised,, also in notarised form,

1. einen Gescháftsanteilskaufvertrag tiber den Verkauf :sámtlicher Gescháftsanteile an der NUKEM abzuschließen, durchzuführen, and abzuwickeln;	1. enter into a share purchase agreement regarding the sale of all shares in NUKEM and to enforce and conduct such agreement;

2.      eine Abtretungsvertrag über Gescháftsanteile an der MUKEM abzuschlißen, durchzuführn und abzuwickeln sowie alle anderen Handlungen vorzunehmen und alle Erklárungen abzugeben, die zur Übertragung der Gescháftsanteile an der NUKEM erforderlich sind;

2. enter into, enforce and conduct a share transfer agreement regarding the shares in NUKEM and to perform all other actions and make all declarations required to transfer the shares in NUKEM;

3.      Gesellschafterversammlungen der NUKEM abzuhalten und Gesellschafterbeschlüsse in der NUKEM zu fassen, insbesondere über die Entlastung der Gescháftsführer und Aufsichts-ratsmitglieder und die Bestellung von Gescháftsftührern;

3.      hold shareholder meetings of NUKEM and to pass shareholder resolutions in NUKEM, in partieular regarding the release of the managing directors and supervisory board members and the appointment of managing directors;

4.      sámtliche sonstigen Handlungen vorzunehmen, insbesondere Vertráge abzuschließen, zu denen die Gesellschaft nach dem vorstehend unter Ziff. 1 abzuschließenden Gescháftsanteilskaufvertrag verpflichtet ist oder die zu dessen Umsetzung nach. Ansicht der Bevollmáchtigten notwendig oder sinnvoll erscheinen;

4.      perform all other acts and take all other measures, in particular to enter into agreements, which the Company is obliged to perform or take pursuant to the share purchase agreement mentioned above under section 1 or which are deemed necessary or useful by the Representatives for its implementation;

Power of attorney

Energie Beteiligungs-Management MEP GmbH & Co. KG

5. alle vorbezeichneten Geschafte und Rechtshandlungen ein- schließlich des Anteilskauf- vertrages und des Abtretuags- vertrages abzuandern, aufzuheben und neu vorzunehmen.	5. amend, rescind and re-execute the aforementioned matters and legal acts including the share purchase agreement and the transfer agreement.

Jeder der Bevollmachtigten ist ermachtigt, alle Handlungen vorzunehmen sorwie Erklarungen (auch in notariellen Urkunden) abzugeben und entgegenzunehmen, die er im Zusammenhang mit simtlichen der vorgenannten Maßnahmen nach seinem freien Ermessen für notwendig odet zweckdienlich erachtet	Each of the Representatives is authorised to take any and all actions and to make and to receive any and all declarations (including declarations made in a notarial deed), he/she may, in his/her own discretion, consider necessary or useful in connection with any of the aforementioned actions.

Im Zweifelsfall soll diese Vollmacht umfassend ausgelegt wrden, um den Zweck ihrer Erteilung zu verwirklichen.	In case of doubt, this power of attorney shall be interpreted extensively in order to realize the purpose for which it is granted for.

Im Zweifel gilt die deutschsprachige Fassung dieser Vollmacht.	In case of doubt, the German language version of this power of attorney shall prevail.

Diese Vollmacht unterliegt deutschem Recht.	This power of attorney shall be governed by and construed in accordance with the laws of Germany.

Power of attorney

Energie Beteiligungs-Management MEP GmbH & Co. KG

Energie Beteiligungs-Management MEP GmbH & Co. KG

vertreten durch ihre Komplementärin / represented by its general partner

Energie Komplementär-Invest MEP GmbH

vertreten durch / represented by

Alzenau,

10.05.2012

/s/ Wilhelm Plumpe
Wilhelm Plumpe -Geschäftsführer /managing director -

URNr. B 1128/2012

Beglaubigt wird die Echtheit der vorstehenden, vor mir vollzogenen Unterschrift von

Herrn Wilhelm Plumpe, geboren am 15.09.1952,

wohrihaft in 21033 Hamburg, Am Heesen 35,

mir, Notar, persönlich bekannt.

Alzenau, den zehnten Mai zweitausendzwölf.

/s/ Dr. Bleifuß
Dr. Bleifuß, Notar

BESCHEINIGUNG

Aufgrund der mir vorliegenden elektronisch übermittelten Auszüge aus dem Han-delsregister beim Amtsgericht Hamburg vom 10.05.2012 stelle ich hiermit fest, daß dort

1.	in Abteilung A unter Nr. 105490

a)	die Firma

Energie Beteiligungs-Management MEP GmbH & Co. KG

mit dem Sitz in Hamburg, und

b)	als deren alleinvertretungsberechtigte persönlich haftende Gesellschafterin die Firma

Energie Komplementär-Invest MEP GmbH

mit dem Sitz in Hamburg,

2.	in Abteilung B unter Nr. 99849

a)	die Firma

Energie Komplementär-Invest MEP GmbH

mit dem Sitz in Hamburg, und

b)	Herr Wilhelm Plumpe, geboren am 15.09.1952, Bad Homburg v. d. Höhe, als einzelvertretungsbefugter und von den Beschränkungen des § 181 BGB befreiter Geschäftsführer,

eingetragen sind und daß diese Tatsachen auch am 10. Mai 2012 so eingetragen waren.

Alzenau, den 10. Mai 2012

/s/ Dr. Bleifuß
Dr. Bleifuß, Notar

Beglaubigte Abschrift

Power of attorney

Energle Beteiligungs-Management UK MEP GmbH & Co. KG

VOLLMACHT	POWER OF ATTORNEY

Die unterzeichnete	The undersigned

Energie Beteiligungs-Management UK MEP GmbH & Co. KG

mit Sitz in Hamburg und eingetragen im Handelsregister des Amtsgerichts Hamburg unter HRA 105446	with registered Offices in Hamburg and registered with the commercial register of the lower court (Amtsgericht) of
Hamburg under HRA 105446

(nachfolgend die Gesellschaft)	(hereafter referred to as the Company)

bevollmächtigt hiermit	hereby grants power of attorney to

Dr. Stephanie Hundertmark

Dr. Michael Menz

Dominik Rompza

Dr. Marcus Wandrey

Julia Alberta Peters

Dr. Michael Höltmann

jeweils geschäftsansässig	each with place of business at

Freshfields Bruckhaus Deringer LLP

Potsdamer Platz 1

10785 Berlin

(nachfolgend die Bevollmächtigten)	(hereafter referred to as the Represenatives)

und zwar einen jeden von ihnen einzeln, unter Befreiung von den Beschränkungen des § 181 BGB und mit dem Recht, Untervollmacht zu erteilen,	each of them individually, under waiver of the restrictions set forth in § 181 of the German Civil Code and with the right to subdelegate his/her power hereunder,

die Gesellschaft im Rahmen des Verkaufs und der Übertragung sämtlicher Geschäftsanteile an der NUKEM Energy GmbH mit Sitz in Alzenau und eingetragen im Handelsregister des Amtsgerichts Aschaffenburg unter HRB 10016 (nachfolgend NUKEM) an die Cameco	to comprehensively represent the Company with regard to the sale and transfer of all shares in NUKEM Energy GmbH with registered offices in Alzenau and registered with the commercial register of the lower court (Amtsgericht) of Aschaffenburg under HRB 10016 (hereafter referred to as

Power of attorney

Energie Beteiligungs-Management UK MEP GmbH & Co. KG

Corporation, eine nach kanadischem Recht gegründete Gesellschaft mit Hauptsitz in Saskatoon, Saskatchewan/Kanada oder mit ihr verbundene Unternehmen umfassend zu vertreten.	NUKEM) to Cameco Corporation, a company established under the laws of Canada with its main office in Saskatoon, Saskatchewan/Canada or any affiliates thereof.

Jeder der Bevollmächtigten ist insbesondere ermächtigt, auch in notariell beurkundeter Form,	Each of the Representatives is in particular authorised, also in notarised form,

1. einen Geschäftsanteilskaufvertrag über den Verkauf sämtlicher Geschäftsanteile an der NUKEM abzuschließen, duréhzuführen und abzuwickeln;	1. enter into a share purchase agreement regarding the sale of all shares in NUKEM and to enforce and Conduct such agreement;

2.      eine Abtretungsvertrag über Geschäftsanteile an der NUKEM abzuschließen, durchzuführen und abzuwickeln sowie alle anderen Handlungen vorzunehmen und alle Erklärungen abzugeben, die zur Übertragung der Geschäftsanteile an der NUKEM erforderlich sind;

2. enter into, enforce and conduct a share transfer agreement regarding the shares in NUKEM and to perform all other actions and make all declarations required to transfer the shares in NUKEM;

3.      Gesellschafterversammlungen der NUKEM abzuhalten und Gesellschafterbeschlüsse in der NUKEM zu fassen, insbesondere über die Entlastung der Geschäftsführer und Aufsichtsrats-mitglieder und die Bestellung von Geschäftsfüthrern;

3.      hold shareholder meetings of NUKEM and to pass shareholder resolutions in NUKEM, in particular regarding the release of the managing directors and supervisory board members and the appointment of managing directors;

4.      sämtliche sonstigen Handlungen vorzunehmen, insbesondere Verträge abzuschließen, zu denen die Gesellschaft nach dem vorstehend unter Ziff. 1 abzuschließenden Geschäfts- anteilskaufvertrag verpflichtet ist oder die zu dessen Umsetzung nach Ansicht der Bevollmächtigten notwendig oder sinnvoll erscheinen;

4.      perform all other acts and take all other measures, in particular to enter into agreements, which the Company is obliged to perform or take pursuant to the share purchase agreement mentioned above under section 1 or which are deemed necessary or useful by the Representatives for its implementation;

Power of attorney

Energie Beteiligungs-Management UK MEP GmbH & Co. KG

5. alle vorbezeichneten Gesehäfte und Rechtshandlungen ein- schließlich des Anteilskauf-vertrages und des Abtretungs- vertrages abzuändern, aufzuheben und neu vorzunehmen.	5. amend, rescind and re-execute the aforementioned matters and legal acts including the share purchase agreement and the transfer agreement.

Jeder der Bevollmächtigten ist ermächtigt alle Handlungen vorzunehmen sowie Erklärungen (auch in notariellen Urkunden) abzugeben und entgegenzunehmen, die er im Zusammenhang mit Sämtlichen der vorgenannten Maßnahmen nach seinem freien Ermessen für notwendig oder zweckdienlich erachtet.	Each of the Representatives is authorised to take any and all actions and to make and to receive any and all declarations (including declarations made in a notarial deed), he/she may, in his/her own discretion, consider necessary or useful in connection with any of the aforementioned actions.

Im Zweifelsfall soll diese Vollmacht umfassend ausgelegt werden, um den Zweck ihrer Erteilung zu verwirklichen.	In case of doubt, this power of attorney shall be interpreted extensively in order to realize the purpose for which it is granted for.

Im Zweifel gilt die deutschsprachige Fassung dieser Vollmacht.	In case of doubt, the German language version of this power of attorney shall prevail.

Diese Vollmacht unterliegt deutschem Recht.	This power of attorney shall be governed by and construed in accordance with the laws of Germany.

Power of attorney

Energie Betelligungs-Management UK MEP GmbH & Co, KG

Energie Beteiligungs-Management UK MEP GmbH & Co. KG

vertreten durch ihre Komplementärin / represented by its general partner

Energie Komplementár-Invest MEP GmbH

vertreten durch/represented by

Alzenau,

10.05.2012

/s/Wilhelm Plumpe
Wilhelm Plumpe
—Geschäftsführer / managing director —

URNr. B 1129/2012

Beglaubigt wird die Echtheit der vorstehenden, vor mir vollzogenen Unterschrift von

Herrn Wilhelm Plumpe, geboren am 15.09.1952,

wohnhaft in 21033 Hamburg, Am Heesen 35,

mir, Notar, persönlich bekannt.

Alzenau, den zehnten Mai zweitausendzwölf.

/s/ Dr. Bleifuß
Dr. Bleifuß, Notar

BESCHEINIGUNG

Aufgrund der mir vorliegenden elektronisch übermittelten Auszüge aus dem Han-delsregister beim Amtsgericht Hamburg vom 10.05.2012 stelle ich hiermit fest, daß dort

1.	in Abteilung A unter Nr. 105446

a)	die Firma

Energie Beteiligungs-Management UK MEP GmbH & Co. KG

mit dem Sitz in Hamburg, und

b)	als deren alleinvertretungsberechtigte persönlich haftende Gesellschafterin die Firma

Energie Komplementär-Invest MEP GmbH

mit dem Sitz in Hamburg,

2.	in Abteilung B unter Nr. 99849

a)	die Firma

Energie Komplementär-Invest MEP GmbH

mit dem Sitz in Hamburg, und

b)	Herr Wilhelm Plumpe, geboren am 15.09.1952, Bad Homburg v.d. Höhe, als einzelvertretungsbefugter und von den Beschränkungen des § 181 BGB befreiter Geschäftsführer,

eingetragen sind und daß diese Tatsachen auch am 10. Mai 2012 so eingetragen wa-ren.

Alzenau, den 10. Mai 2012

/s/ Dr, Bleifuß
Dr, Bleifuß, Notar

CANADA	)
PROVINCE OF SASKATCHEWAN	)
TO WIT	)

NOTARIAL CERTIFICATE

I, JENNY HOFFMAN, of the City of Saskatoon, in the Province of Saskatchewan, by Royal authority duly appointed,

DO CERTIFY that Exhibit “A” is a true and correct extract from Part 3 of Bylaw No. 6 of Cameco Corporation.

IN TESTIMONY WHEREOF I have hereunto subscribed my name and affixed my seal of office at the City of Saskatoon, in the Province of Saskatchewan, this 10th day of May, A.D., 2012.

A Notary Public in and for the
Province of Saskatchewan Being a Solicitor

EXHIBIT “A”

PART 3 OF BYLAW NO. 6 of

CAMECO CORPORATION (“the Corporation”)

“PART 3 - EXECUTION OF CONTRACTS

3.1	Execution of Documents: Contracts, documents or instruments in writing requiring execution by the Corporation may be signed by any two officers of the Corporation and all contracts, documents or instruments in writing so signed shall be binding upon the Corporation without any further authorization or formalities. The Board of Directors is authorized to appoint from time to time, by resolution, any officer or officers or any other person or persons on behalf of the Corporation either to sign contracts, documents or instruments in writing generally or to sign specific contracts, documents or instruments in writing.

The corporate seal of the Corporation may, when required, be affixed to contracts, documents or instruments in writing signed as aforesaid by an officer or officers or person or persons appointed as aforesaid by resolution of the Board of Directors.”

CANADA	)
PROVINCE OF SASKATCHEWAN	)
TO WIT:	)

NOTARIAL CERTIFICATE

I, JENNY HOFFMAN, of the City of Saskatoon, in the Province of Saskatchewan, by Royal authority duly appointed,

DO CERTIFY that I witnessed Robert A. Steane and Alice Wong sign the attached Power of Attorney on the 10th day of May, 2012.

IN TESTIMONY WHEREOF I have hereunto subscribed my name and affixed my seal of office at the City of Saskatoon, in the Province of Saskatchewan, this 10th day of May, A.D., 2012.

A Notary Public in and for the Province of Saskatchewan Being a Solicitor

Power of Attorney

The undersigned

Cameco Corporation,

a company established under the laws of Canada with its main office at Saskatoon, Saskatchewan, Canada (the“Principal”), hereby mandates and authorizes each of the following persons, each of them authorized to act individually and alone,

1.	Dr. Karsten Schmidt-Hern

2.	Dr. Björn Bork

3.	Dr. Maximilian Clostermeyer

4.	Dr. Johannes Cziupka

5.	Bernd Löprich

6.	Martin Malkus

7.	Meik Thöne

8.	Lea Tochtermann

(each, an “Agent”), with business address c/o Hengeler Mueller, Bockenheimer Landstraße 24, D-60323 Frankfurt am Main, to represent us comprehensively in connection with the acquisition and the transfer of all shares in NUKEM Energy GmbH, Alzenau (the “Transaction”), in particular to do any of the following on behalf of the Principal:

1.	the conclusion and/or amendment of a Sale and Purchase Agreements (the “SPA”), including a guarantee regarding the proper fulfilment of the purchaser’s obligations under or in connection with the SPA as well as the conclusion and/or amendment of all ancillary agreements to the SPA;

2.	the conclusion and/or amendment of all agreements as well as the making of all declarations in connection with the consummation of the SPA (“Closing”); and

3.	the conclusion and/or amendment of all other agreements as well as the making and accepting of all other declarations, resolutions, deeds and documents relating to the Transaction.

PoA Cameco Corp.

Each Agent is authorized to, in our name, determine all terms and conditions in connection with the above and to execute, amend or cancel on our behalf all agreements, make and accept all declarations, file applications with commercial registers and other applications, and take all other actions at law or in fact which the respective Agent considers necessary, appropriate or desirable in connection with the foregoing.

Each of the Agents is authorized to grant sub-power of attorney within the scope of this power of attorney.

In case of doubt, this power of attorney must be interpreted extensively in order to achieve the purpose for which it was granted. This power of attorney is valid until it is revoked in writing.

This power of attorney is governed by the laws of the Federal Republic of Germany.

For Cameco Corporation

Saskatoon, Saskatchewan, Canada

May 10, 2012

/s/ Robert A. Steane
Name: Robert A. Steane Title: Senior Vice President and Chief Operating officer

/s/ Alice Wong
Name: Alice Wong Title: Senior Vice President, Corporate Services

CERTIFICATE OF CORPORATE SECRETARY

I, Gary M.S. Chad, Senior Vice-President, Governance, Law and Secretary of Cameco Corporation (the “Corporation”), hereby certify on behalf of the Corporation (and not in my personal capacity) that:

The persons whose names appear below are duly appointed officers of the Corporation at the date hereof holding the offices indicated below and that the signature of each such person appears below:

Name	Position	Signature

Tim S. Gitzel	President and Chief Executive Officer	/s/ Tim S. Gitzel

Robert A. Steane	Senior Vice-President and Chief Operating Officer	/s/ Robert A. Steane

Kenneth A. Seitz	Senior Vice-President Marketing and Business	/s/ Kenneth A. Seitz
Development

Grant E. Isaac	Senior Vice-President and Chief Financial Officer	/s/ Grant E. Isaac

Alice L. Wong	Senior Vice-President, Corporate Services	/s/ Alice L. Wong

Gary M.S. Chad	Senior Vice-President, Governance, Law and	/s/ Gary M.S. Chad
Corporate Secretary

Dated: 10 May, 2012	/s/ Gary M.S. Chad Gary M.S. Chad Senior Vice President, Governance, Law and Corporate Secretary

I, Grant E. Issac, Senior Vice President and Chief Financial Officer of the Corporation, hereby certify on behalf of the Corporation (and not in my personal capacity) that Gary M.S. Chad, is the duly appointed Senior Vice-President, Governance Law and Corporate Secretary at the date hereof and that his signature appears above.

Dated: 10 May, 2012	/s/ Grant E. Isaac Grant E. Isaac Senior Vice President and Chief Financial Officer